Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among
PROPETRO HOLDING CORP.,
as Buyer,
and
NEW SILVERTIP HOLDCO, LLC,
as Seller

dated
November 1, 2022

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TABLE OF CONTENTS

9.14 Counterparts	57
9.15 Entire Agreement; Amendments	57

Exhibits
Exhibit A    –    Defined Terms
Exhibit B    –    Accounting Methodology
Exhibit C    –    R&W Insurance Policy

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is entered into as of November 1, 2022, by and among ProPetro Holding Corp., a Delaware corporation (“Buyer”), and New Silvertip Holdco, LLC, a Delaware limited liability company and a direct and indirect wholly-owned Subsidiary of Silvertip Completion Services, LLC (“Seller”). The parties to this Agreement are each referred to individually as a “Party” and are collectively referred to as the “Parties.”
RECITALS
WHEREAS, Seller owns all of the issued and outstanding equity interests (the “Equity Interests”) of Silvertip Completion Services Operating, LLC, a Delaware limited liability company (the “Company”); and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Equity Interests, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties set forth in this Agreement, the Parties agree as follows:
AGREEMENTS
Article I
DEFINITIONS; CONSTRUCTION
1.1Certain Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A by location of the definition of such terms in the body of this Agreement.
1.2Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) the phrases “provided,” “delivered,” “made available,” or “furnished” when used herein, mean that the information or materials referred to have been physically or electronically delivered to the applicable parties (including information or materials that have been posted to an on-line “virtual data room” maintained by Intralinks, Inc. and established by or on behalf of one of the parties) in each case, at least two days prior to the Closing Date; (i) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (j) references to “days” are to calendar days; (k) all references to “United States” and “U.S.” refer to the United States of America; and (l) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this

Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
Article II
PURCHASE PRICE; CLOSING
1.3Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date:
(a)Seller agrees to sell, assign and transfer to a direct or indirect wholly-owned Subsidiary of Buyer, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal and state securities laws), all Equity Interests owned by Seller, and Buyer agrees to cause such Subsidiary to purchase the Equity Interests from Seller.
(b)Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds to Seller (to an account designated in writing by Seller before the Closing), the Cash Consideration.
(c)Buyer shall cause to be issued to Seller in book entry form (i) the number of shares of Buyer Common Stock comprising the Estimated Stock Consideration, which is 10,116,888 shares of Buyer Common Stock, minus (ii) 500,000 shares of Buyer Common Stock (the “Closing Adjustment Shares”), minus (iii) the Indemnity Shares, all of which shares shall contain or be subject to (A) the standard private placement legend applied to shares of Buyer Common Stock that are issued pursuant to an exemption from the SEC’s registration requirements (the “Private Placement Legend”) and (B) the Restrictive Legend on the books and records of the Transfer Agent.
(d)Buyer shall cause to be issued to Seller in book entry form the Closing Adjustment Shares, which Closing Adjustment Shares shall contain (i) the Private Placement Legend, (ii) the Restrictive Legend and (iii) the Contract Legend identifying such shares as “Closing Adjustment Shares,” in each case, on the books and records of the Transfer Agent.
(e)Buyer shall cause to be issued to Seller in book entry form the Indemnity Shares, which Indemnity Shares shall contain (i) the Private Placement Legend, (ii) the Restrictive Legend and (iii) the Indemnity Legend, in each case, on the books and records of the Transfer Agent.
1.4Payment of Debt and Transaction Costs. At the Closing, Buyer will pay, or cause to be paid by wire transfer of immediately available funds, (i) all Debt as of the Closing as identified in the Estimated Closing Statement in accordance with the payoff or similar letters applicable thereto and (ii) all Transaction Costs in accordance with the payoff or similar letters, invoices and instructions delivered by Seller to Buyer with respect thereto.
1.5Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 845 Texas Avenue, Suite 4700, Houston, Texas 77002, or remotely via the electronic exchange of documents and signatures, at 10:00 a.m., local time, on the date of this Agreement (the “Closing Date”).
1.6Seller’s Other Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)Equity Interests Transfer Power. A transfer power assigning and transferring the Equity Interests and such other documentation in the form agreed to by Buyer and Seller and as is reasonably required to transfer the Equity Interests to Buyer or its designee;
(b)Company Officer’s Certificate. A certificate, dated the Closing Date, signed by an authorized person of the Company and attaching certified copies of the current Organizational Documents of the Company;
(c)Seller Officer’s Certificate. A certificate, dated the Closing Date, signed by an authorized officer of Seller and attaching certified copies of the current Organizational Documents of Seller and resolutions of the governing body of Seller authorizing Seller to consummate the Transactions;
(d)Approvals and Consents. Copies of all permits, consents or approvals of third Persons set forth on Schedule 2.4(d), in each case, in form and content reasonably acceptable to Buyer;
(e)Public Certificates. A copy of (i) a certificate of existence and good standing for each member of the Company Group issued by the appropriate public officials of each state in which each member of the Company Group is organized and (ii) a certificate of foreign qualification and good standing for each of member of the Company Group from the appropriate public officials of each of the states listed on Schedule 5.2, each dated as of a recent date;
(f)Registration Rights and Lock-Up Agreement. A registration rights and lock-up agreement in the form agreed to by Buyer and Seller (the “Registration Rights Agreement”), duly executed by Seller;
(g)Employment Agreements. Individual employment agreements between Buyer or its applicable Affiliate and certain employees of Seller and its Affiliates (each, an “Employment Agreement”), duly executed by the employee party thereto;
(h)Restrictive Covenant Agreements. Individual restrictive covenant agreements between Buyer and certain other Persons agreed to by Buyer and Seller (each, a “Restrictive Covenant Agreement”), duly executed by the party thereto;
(i)Non-Solicitation Agreements. Individual non-solicitation agreements between Buyer and certain other Persons agreed to by Buyer and Seller (each, a “Non-Solicitation Agreement”), duly executed by the party thereto;
(j)Debt Documentation. Payoff or similar letters with respect to Debt as of the Closing identified in the Estimated Closing Statement, along with such termination agreements, termination statements and other releases necessary or reasonably requested to provide for the release of all Liens securing the Debt (other than such capital leases that will remain following the Closing), which shall be in form and substance reasonably satisfactory to Buyer, including UCC termination statements, deed of trust and mortgage releases, Intellectual Property Rights terminations, and any other termination statements or notices;
(k)Transaction Costs Documentation. Payoff letters or final invoices in respect of Transaction Costs;
(l)Form W-9. A duly executed Internal Revenue Service Form W-9 of Seller, dated as of the Closing Date, certifying that no backup withholding is required;

(m)Resignations. Evidence of the resignation of certain Persons currently serving as officers and/or directors of the Company; and
(n)Termination of Confidentiality Agreements. Evidence of the termination of each of (i) that certain Mutual Confidentiality Agreement, dated as of July 22, 2022, between Buyer and Silvertip Completion Services, LLC and (ii) that certain Confidentiality Agreement, dated as of March 4, 2022, by and between Buyer and Silvertip Completion Services, LLC.
1.7Buyer’s Other Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:
(f)Buyer Officer’s Certificate. A certificate, dated as of the Closing Date, signed by an authorized officer of Buyer and attaching certified copies of the Organizational Documents of Buyer and resolutions of the governing body of Buyer authorizing Buyer to consummate the Transactions;
(g)Registration Rights and Lock-Up Agreement. The Registration Rights Agreement, each duly executed by Buyer;
(h)Employment Agreements. The Employment Agreements, each duly executed by Buyer or its applicable Affiliate;
(i)Restrictive Covenant Agreements. The Restrictive Covenant Agreements, each duly executed by Buyer;
(j)Non-Solicitation Agreements. The Non-Solicitation Agreements, each duly executed by Buyer;
(k)Public Certificates. A certificate of existence and good standing for Buyer issued by the Secretary of State of the State of Delaware and dated as of a recent date; and
(l)Termination of Confidentiality Agreements. Evidence of the termination of each of (i) that certain Mutual Confidentiality Agreement, dated as of July 22, 2022, between Buyer and Silvertip Completion Services, LLC and (ii) that certain Confidentiality Agreement, dated as of March 4, 2022, by and between Buyer and Silvertip Completion Services, LLC.
1.8Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable pursuant to this Agreement such amounts as Buyer reasonably determines to be required to be deducted or withheld therefrom under applicable Legal Requirements. To the extent Buyer or its Affiliates intend to make any deduction or withholding from payments made to Seller in connection with this Agreement, Buyer or its Affiliate, as applicable, shall use reasonable best efforts to give Seller notice of such intent to deduct or withhold at least three Business Days prior to any such withholding and shall reasonably cooperate with Seller to reduce or eliminate any such withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
Article III
STOCK CONSIDERATION ADJUSTMENT
1.9Estimated Stock Consideration. Seller has, in accordance with the accounting methodology attached as Exhibit B (the “Accounting Methodology”), prepared and delivered to

Buyer an estimated closing statement (the “Estimated Closing Statement”) attached hereto as Schedule 3.1, setting forth good faith estimates of (i) the Net Debt Amount (the “Estimated Net Debt Amount”), (ii) Net Working Capital (the “Estimated Net Working Capital”), (iii) Transaction Costs (the “Estimated Transaction Costs”) and (iv) the Estimated Stock Consideration derived therefrom.
1.10Final Stock Consideration Determination.
(m)Buyer will prepare, or cause to be prepared, a closing statement (the “Final Closing Statement”) setting forth Buyer’s good faith calculation of the (A) Net Debt Amount, (B) Net Working Capital, (C) Transaction Costs and (D) Buyer’s determination of the Final Stock Consideration derived therefrom, which Final Closing Date Balance Sheet and Final Closing Statement will be prepared in accordance with the Accounting Methodology.
(n)No later than 45 days after the Closing Date, Buyer will deliver to Seller the Final Closing Statement. If Buyer fails to deliver the Final Closing Statement to Seller in accordance with this Section 3.2(b), then the Estimated Closing Statement will be the “Final Closing Statement.” If within 45 days after the date of the delivery to Seller of the Final Closing Statement, Seller disagrees with any portion of the Final Closing Statement (the disputed items being the “Disputed Items”), then Seller may give written notice (a “Closing Statement Dispute Notice”) to Buyer within such 45-day period, which Closing Statement Dispute Notice will set forth (i) the Disputed Items; (ii) in reasonable detail (to the extent such detail is available) Seller’s basis for disagreement with the Final Closing Statement; (iii) Seller’s proposed resolution of the Disputed Items (including Seller’s determination of Net Debt Amount, Net Working Capital, Transaction Costs and the Final Stock Consideration derived therefrom taking into account such proposed resolution of the Disputed Items); and (iv) include materials showing in reasonable detail Seller’s support for such position. (A) The failure by Seller to provide a Closing Statement Dispute Notice within such 45-day period or (B) the delivery by Seller to Buyer during such 45-day period of a written notice stating that Seller has elected not to deliver a Closing Statement Dispute Notice, will constitute a full and complete acceptance by Seller of the Final Closing Statement as determined by Buyer and such Final Closing Statement will be binding and final for all purposes of this Agreement. If Seller timely delivers a Closing Statement Dispute Notice and Buyer and Seller are unable to resolve any disagreement with respect to the Final Closing Statement within 30 days after the delivery of such Closing Statement Dispute Notice by Seller to Buyer, then the dispute may be referred by either Buyer or Seller for determination to PricewaterhouseCoopers, LLP or, if it is unable to serve, a nationally recognized accounting firm not affiliated with Seller or Buyer that is mutually selected by Buyer and Seller. If Buyer and Seller are unable to select a nationally recognized accounting firm within 15 Business Days of the notice by Seller or Buyer to submit the dispute, either Buyer or Seller may thereafter request that the American Arbitration Association (the “AAA”) make such selection (as applicable, the firm selected by Buyer and Seller or the AAA is referred to as the “Independent Accountant”); provided, in no event shall the Independent Accountant be the regular auditing firm of either Party. The Independent Accountant’s determination shall be based solely on (1) the definitions and other applicable provisions of this Agreement, and (2) presentations consisting of (x) a single written presentation submitted by each of Seller and Buyer (which the Independent Accountant shall be instructed to distribute to Seller and Buyer upon receipt of both such presentations) and (y) a single written response submitted by each of Seller and Buyer to each such presentation and any interrogatories of the Independent Accountant (which the Independent Accountant shall be instructed to distribute to Seller and Buyer upon receipt of such responses). For the avoidance of doubt, neither Seller nor Buyer shall have any ex parte communications with the Independent Accountant relating to this Section 3.2(b) or this Agreement, and the Independent Accountant shall not conduct an independent investigation in respect of its determination. The Independent Accountant will make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Independent Accountant (which determination shall be made regarding each Disputed Item by selecting only the position with respect to such Disputed Item that is claimed by Buyer in the Final Closing Statement or by Seller in the Closing Statement Dispute Notice). If at any time Seller and Buyer resolve their dispute, then notwithstanding the preceding provisions of this Section 3.2(b), the Independent Accountant’s involvement promptly will be discontinued and the Final Closing Statement will be revised, if necessary, to reflect such resolution and thereupon will be final and binding for all purposes of this Agreement. The Parties will make readily available to the Independent Accountant all books and records relating to the Final Closing Statement and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items. The costs and expenses of the Independent Accountant will be borne by the Parties in proportion to their relative success as determined by the Independent Accountant (with the more successful party bearing the lesser portion of such fees). The decision of the Independent Accountant will be final, binding and non-appealable for all purposes of this Agreement, and the Final Closing Statement will be revised, if necessary, to reflect such decision and thereupon will be final, binding and non-appealable for all purposes of this Agreement. Any statement, calculation or notice delivered by any Party pursuant to this Section 3.2(b) (including the Estimated Closing Statement) and any negotiation, communication or discussion with respect thereto, is being delivered for settlement purposes only and will be subject to Rule 408 of the Federal Rules of Evidence.
1.11Final Stock Consideration Adjustment Procedures.
(a)Following the final determination of the Final Closing Statement and the Final Stock Consideration derived therefrom in accordance with Section 3.2(b), if the number of shares of Buyer Common Stock comprising the Estimated Stock Consideration exceeds the number of shares of Buyer Common Stock comprising the Final Stock Consideration (such excess number of shares of Buyer Common Stock, the “Overpayment”) and the Overpayment is less than the number of Closing Adjustment Shares, then, within two (2) Business Days after the final determination thereof:
(i)Seller shall surrender to Buyer a number of Closing Adjustment Shares equal to the Overpayment (such shares, the “Surrendered Adjustment Shares”);
(ii)Buyer shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to (A) cancel and retire the Surrendered Adjustment Shares and (B) remove the Contract Legend from the remaining Closing Adjustment Shares held by Seller following the surrender, cancellation and retirement of the Surrendered Adjustment Shares; and
(iii)Buyer and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing.
(o)Following the final determination of the Final Closing Statement and the Final Stock Consideration derived therefrom in accordance with Section 3.2(b), if there is an Overpayment and the Overpayment is equal to or exceeds the number of Closing Adjustment Shares, then, within two (2) Business Days after the final determination thereof:
(iv)Seller shall surrender all of the Closing Adjustment Shares to Buyer;

(v)Buyer shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to cancel and retire all of the Closing Adjustment Shares; and
(vi)Buyer and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing.
(a)Following the final determination of the Final Closing Statement and the Final Stock Consideration derived therefrom in accordance with Section 3.2(b), if the Final Stock Consideration exceeds the Estimated Stock Consideration (such excess number of shares of Buyer Common Stock, if any, the “Underpayment”), and the value of the Underpayment, determined based on the Closing VWAP, is less than the Cash Adjustment Amount, then, within two (2) Business Days after the final determination thereof:
(vii)Buyer shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Contract Legend from all of the Closing Adjustment Shares;
(viii)Buyer and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing; and
(ix)Buyer shall wire transfer in immediately available funds to Seller an aggregate amount in cash equal to the value of the Underpayment, determined based on the Closing VWAP.
(p)Following the final determination of the Final Closing Statement and the Final Stock Consideration derived therefrom in accordance with Section 3.2(b), if there is an Underpayment and the value of the Underpayment, determined based on the Closing VWAP, exceeds the Cash Adjustment Amount, then, within two (2) Business Days after the final determination thereof:
(x)Buyer shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Contract Legend from all of the Closing Adjustment Shares;
(xi)Buyer and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing;
(xii)Buyer shall wire transfer in immediately available funds to Seller an aggregate amount in cash equal to the Cash Adjustment Amount; and
(xiii)at the election of Buyer, either:
(A)Buyer shall wire transfer in immediately available funds to Seller an aggregate amount in cash equal to the value of the Underpayment, determined based on the Closing VWAP, minus the Cash Adjustment Amount; or
(B)Buyer shall cause to be issued to Seller in book entry form a number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to (1) the Underpayment minus (2)(x) the Cash Adjustment Amount divided by (y) the Closing VWAP.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby (x) acknowledges that Buyer is reasonably relying on each of the following representations and warranties in entering into this Agreement and (y) represents and warrants to Buyer that the following representations and warranties are true and correct as of the Closing:
1.1Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has delivered to Buyer true, correct and complete copies of the Organizational Documents of Seller, each as amended to date and presently in effect.
1.2Authority; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the performance of its obligations contemplated hereby and thereby have been duly and validly authorized and approved by all action necessary on behalf of Seller. This Agreement and each of the Transaction Documents to which Seller is a party constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (such laws and principles being referred to herein as “Creditors’ Rights”). All other documents required hereunder to be executed and delivered by Seller at the Closing have been duly authorized, executed and delivered by Seller, as applicable, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to Creditors’ Rights.
1.3Absence of Conflicts; Consents. Neither the execution and delivery of this Agreement or any other Transaction Document by Seller, nor the consummation of the Transactions or compliance by Seller with any of the provisions hereof or thereof, will (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by Seller or any member of the Company Group of any rights or benefits under, impose on Seller or any member of the Company Group any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (i) any applicable Legal Requirement, (ii) the Organizational Documents of Seller or any member of the Company Group, (iii) any Contract to which Seller or any member of the Company Group is a party or by which Seller or any member of the Company Group, or any of their respective properties or assets, is bound, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on the Company Group Assets or any Interests of any member of the Company Group, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Company Group Asset or any Interests of any Company Group member or any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section 4.3, in each case, other than with respect to Section 4.3(a)(ii), except as would not have a Material Adverse Effect. Except with respect to the filings, notices, waiting periods or approvals required by (i) the Hart Scott Rodino Act and (ii) other filings required under federal or state securities Legal Requirements, Seller’s execution, delivery, and performance of this Agreement (and the other Transaction Documents to be executed and delivered by Seller, and the Transactions) is not and will not be subject to any consent, approval, or waiver from, or require any registration, declaration, notice, or filing with, any Governmental Authority or any other third party, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole.
1.4Title. Seller legally and beneficially owns, and has good, valid and transferable title to the Equity Interests, free and clear of all Liens (other than restrictions on transfer arising pursuant to federal and state securities laws) and, at the Closing, the Equity Interests will be transferred by Seller to Buyer pursuant to this Agreement, free and clear of all Liens (other than restrictions on transfer arising pursuant to federal and state securities laws). Other than the Equity Interests, Seller owns no other Interests in the Company. At Closing, Seller has full power and authority to sell, transfer, assign and deliver the Equity Interests to Buyer. Except pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any person to acquire any Equity Interests in the Company. Seller is not a party to, and the Interests are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer or voting of such Interests.
1.5Brokers’ Fees; Expenses.
(a)Neither Seller nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Buyer or its Affiliates (including the Company after the Closing) could become liable or obligated, other than the Transaction Costs.
(b)Other than the Transaction Costs, Seller does not have any Liability to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the Transactions or the proposed sale of the Equity Interests in general.
1.1No Legal Proceedings. No legal proceedings are pending or, to the Knowledge of Seller, threatened, that question the validity of this Agreement or seeks to prohibit, enjoin, restrain the entry into, performance of, compliance with and enforcement of any of the obligations of Seller hereunder or that would otherwise have a Material Adverse Effect.
1.2Investment Representation. Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Seller is receiving the Buyer Common Stock issued hereunder for its own account with the present intention of holding such shares of Buyer Common Stock for investment purposes and not with a view to, or for sale in connection with, any distribution in violation of applicable securities laws. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the shares of Buyer Common Stock issuable hereunder. Seller acknowledges that it is informed as to the risks of the Transactions and of ownership of the Buyer Common Stock acquired hereunder. In accepting the shares of Buyer Common Stock issuable hereunder, in addition to relying on Buyer’s representations and warranties in this Agreement, Seller has made its own independent decision that an investment in such shares of Buyer Common Stock is suitable and appropriate for Seller.
1.3Restrictions on Transfer or Sale of Securities.
(c)Seller understands that the shares of Buyer Common Stock issuable hereunder have not been registered under the Securities Act or any state securities laws and that none of the shares of Buyer Common Stock may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable securities laws. Seller understands that Buyer is relying upon the representations and covenants in this Agreement for the purposes of determining whether this transaction meets the requirements for an exemption from registration.
(d)Seller understands that the shares of Buyer Common Stock issuable hereunder will constitute “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the SEC provide in substance that Seller may dispose of any such shares of Buyer Common Stock only in compliance with applicable securities laws.
1.6Opportunity for Independent Investigation. Prior to its execution of this Agreement, Seller and its Affiliates have conducted to their satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Buyer. In making its determination to proceed with the Transactions, Seller has relied and will solely rely upon the results of such independent investigation and verification and the representations and warranties of Buyer expressly and specifically set forth in Article VI of this Agreement. Seller acknowledges, on behalf of itself and its Affiliates, that such representations and warranties by Buyer constitute the sole and exclusive representations and warranties of Buyer in connection with the Transactions, and Seller understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of Buyer) are specifically disclaimed by Buyer and hereby waived by Seller. Seller acknowledges that in connection with its investigation of Buyer, Seller has received certain projections, including projected statements of operating revenues and income from operations of Buyer and certain business plan information. Seller acknowledges that there are uncertainties inherent in attempting to make such estimates, projections or other forecasts and plans, that Seller is familiar with such uncertainties and that Seller is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it. Accordingly, Seller hereby acknowledges that, except as expressly and specifically set forth in Article VI of this Agreement, Buyer is not making any representation or warranty with respect to any such estimates, projections and other forecasts and plans, and that Seller has not relied on any such estimates, projections or other forecasts or plans or any representation or warranty or statement not expressly set forth herein. Seller further understands and acknowledges that (i) neither Buyer nor any other Person will have or be subject to any liability to Seller or any other Person resulting from the distribution to Seller or any other Person, or Seller’s or any other Person’s use of, any such information, including any information, document or material made available to Seller or any other Person in certain “Information Memoranda,” “data rooms,” management presentations or any other form in expectation of the Transactions, and (ii) except for the representations and warranties of Buyer expressly and specifically set forth in Article VI, neither Seller nor any other Person has relied on any such information, document or material or any representation or warranty or statement not expressly set forth herein.
1.7No Review. Seller understands that no federal or state agency has passed upon the merits of an investment in the shares of Buyer Common Stock issuable hereunder or made any finding or determination concerning the fairness or advisability of such an investment.

Article V
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY GROUP
Seller hereby (x) acknowledges that Buyer is reasonably relying on each of the following representations and warranties in entering into this Agreement and (y) represents and warrants to Buyer that the following representations and warranties are true and correct as of the Closing:
1.1Organization; Good Standing. Each Company Group member is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Seller has delivered to Buyer true, correct and complete copies of the Organizational Documents of each Company Group member, as amended to date and presently in effect.
1.8Qualification; Power. Except as would not have a Material Adverse Effect, each Company Group member is duly qualified to do business as a foreign entity and in good standing in each jurisdiction in which the nature of the Company Group Business as now conducted or the character of the property owned or leased by such Company Group member makes such qualification necessary, which jurisdictions are listed opposite each such member of the Company Group on Schedule 5.2. Each Company Group member has all requisite corporate or limited liability company power and authority to own its properties and assets and to carry on its business as currently conducted in all material respects.
1.9Capitalization; Subsidiaries.
(a)All of the outstanding Interests of the Company (i) have been duly authorized, are validly issued and are fully paid and non-assessable, (ii) have been issued in compliance with all applicable Legal Requirements, including the Securities Act, (iii) were not issued in violation of the Organizational Documents of the Company as in existence at the time of such issuance, or any other agreement, arrangement or commitment to which the Company is a party, and (iv) were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person, except as set forth in the Organizational Documents of the Company.
(b)The Company does not have any direct or indirect Subsidiaries.
(c)There are no outstanding obligations of any Company Group member to provide funds to or make any investment in (in either case, in the form of a loan, capital contribution, purchase of an Interest (whether from the issuer or another Person) or otherwise) any other Person.
(d)There are no Contracts (including options, warrants, convertible securities, calls, puts and preemptive rights, other than to the extent set forth in the Organizational Documents of the Company Group) obligating any Company Group member to: (i) issue, sell, pledge, dispose of or encumber any Interests in any Company Group member; (ii) redeem, purchase or acquire in any manner any Interests in Company Group member or; (iii) make any dividend or distribution of any kind with respect to any Interests in any Company Group member.
(e)There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Interests in any Company Group member. Other than as set forth in the Organizational Documents of the Company Group members, there are no voting trusts, proxies, or similar agreements or understandings with respect to the voting of the Interests in any Company Group member.

(f)No Company Group member has outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the equityholders of any Company Group member on any matter.
1.4Absence of Changes. Except as set forth on Schedule 5.4 and as contemplated or provided for in this Agreement since December 31, 2021:
(g)there has not been any Material Adverse Effect;
(h)the Company Group Business has been operated and maintained in the Ordinary Course of Business of the Company Group in all material respects;
(i)there has not been any damage, destruction or loss to any portion of the Company Group Assets, whether covered by insurance or not, having a replacement cost of more than $100,000 for any single Loss or $250,000 for all such Losses;
(j)there has been no merger or consolidation of any Company Group member with any other Person or any acquisition or disposition by any Company Group member of the Interests or business of any other Person or any agreement with respect thereto other than transfers of Interests among subsidiaries of Silvertip Completion Services, LLC;
(k)there has been no (i) issuance of any Interests in any Company Group member, (ii) any repurchase or redemption of any Interests in any Company Group member or (iii) split, combination or reclassification of any Interests in any Company Group member;
(l)there has been no declaration, setting aside or payment of any dividend on, or any other distribution with respect to, the Interests in any Company Group member;
(m)no Company Group member has incurred any Debt, other than indebtedness for borrowed money under the credit facilities of the Company Group;
(n)(i) the Company has not, except in accordance with the Ordinary Course of Business of the Company Group, entered into or amended any employment, consulting, change in control, retention, severance or indemnification agreement or any agreement with respect to a bonus (nor amended any such agreement) with any of its employees, independent contractors or any other Person (either individually or as a part of a class of similarly situated Persons), (ii) nor has any Company Group member incurred or entered into, or become bound by, any collective bargaining agreement or other obligation to, or Contract with, any labor union, labor organization or other representative of employees;
(o)there has been no material increase in the compensation or benefits payable, or to become payable, to any officer, manager, member, director, employee or contractor of any Company Group member whose base salary exceeds $150,000 other than customary annual or merit increases or adjustments made in connection with promotions or job changes or other increases made in the Ordinary Course of Business of the Company Group Business;
(p)there has been no material increase in the compensation or benefits payable or to become payable to any officer, manager, member, director, employee or contractor of any Company Group member other than in the Ordinary Course of Business of the Company Group;

(q)there has been no payment by any Company Group member to any director, officer, member, partner, equityholder, employee, contractor or holder of any Interest in any Company Group member, or any Affiliate of the Company Group (whether as a loan or otherwise) except regular compensation, bonus and usual benefits payments, in each case in the Ordinary Course of Business of the Company Group;
(r)the Company Group has not made, changed or rescinded any material election relating to Taxes, amended any material Tax Returns, surrendered any right to claim a refund of material Taxes, entered into any material agreement relating to Taxes (including any closing agreement or agreement to extend or waive the statute of limitations with respect to Taxes) or settled or compromised any material Claim or liability relating to Taxes;
(s)no Company Group member has acquired any assets except for assets acquired in the Ordinary Course of Business of the Company Group;
(t)no Company Group member has canceled or compromised any Debt or Claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business of the Company Group and that would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole;
(u)no Company Group member has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $250,000 in the aggregate;
(v)no Company Group member has granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights and has not transferred, sold, assigned, permitted to lapse, abandoned, or otherwise disposed of any Intellectual Property Rights except non-exclusive licenses granted in the Ordinary Course of Business of the Company Group involving less than $25,000 in consideration;
(w)no Company Group member has instituted or settled any material legal actions, suits or other legal proceedings;
(x)no Company Group member has sold, transferred or assigned any tangible asset of the Company Group, other than sales of inventory or the disposal of obsolete or damaged assets in the Ordinary Course of Business of the Company Group;
(y)no Insurance Policy has been permitted to lapse (without renewal) other than in the Ordinary Course of Business;
(z)no Company Group member has delayed in any material respect the payment of accounts payable past the date when such obligation would have been paid in the Ordinary Course of Business of the Company Group, or accelerated in any material respect the collection of account receivable in advance of when such receivable would have been collected in the Ordinary Course of Business of the Company Group; and
(aa)there is no Contract to do any of the foregoing, except as expressly permitted by this Agreement.

1.10Real Property.
(ab)No member of the Company Group owns or has ever owned any fee interest in any real property.
(ac)Schedule 5.5(b) lists all leases of real property (and the lands covered thereby) pursuant to which any Company Group member leases real property for use in connection with the Company Group Business (together with any and all amendments or supplements thereto, the “Scheduled Leases”). A true, correct and complete copy of each of the Scheduled Leases, as amended to date, has been furnished to Buyer. The Company Group member identified on Schedule 5.5(b) as the lessee or sublessee under any particular Scheduled Lease owns the leasehold interest created pursuant to each of the Scheduled Leases free and clear of all Liens other than Permitted Liens. Each Scheduled Lease is in full force and effect and constitutes a binding obligation of the applicable Company Group member, and to the Knowledge of Seller, of the applicable landlord of such Scheduled Lease. There is not, under any such Scheduled Lease, any existing material default by the Company Group member party thereto, or, to Seller’s Knowledge, by the applicable landlord of such Scheduled Lease. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default by any Company Group member, or the Knowledge of Seller, the applicable landlord of such Scheduled Lease, under any Scheduled Lease. True, correct and complete copies of all Scheduled Leases have been provided to Buyer.
(ad)The Scheduled Leases constitute all of the real property interests (the “Real Property”) which are (i) currently used in connection with the ownership and operations of the Company Group, and (ii) necessary and sufficient for the conduct of the business of the Company Group as currently conducted. Other than (x) the Real Property and (y) those interests disclosed on Schedule 5.5(c), the Company Group does not own or lease or otherwise use or hold for use any real property. Other than the Company Group, there are no parties in possession of any portion of any Real Property as lessees, subtenants, tenants at sufferance or trespassers. Subject to the terms of the Scheduled Leases, the applicable Company Group member, has full right and authority to occupy, use and operate all of the improvements located on the Real Property (the “Facilities”), subject to applicable Legal Requirements and the Permitted Liens. Solely to the extent such improvements are obligated to be maintained by such Company Group member pursuant to the Scheduled Leases, such improvements are being used, occupied, and maintained in all material respects by such Company Group member, in accordance with all applicable easements, Contracts, permits, licenses, insurance requirements, restrictions, building setback lines, covenants and reservations, except where the failure to use, occupy or maintain such improvements in accordance with the foregoing would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. Certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property have been issued for such Company Group member’s occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. There is no pending, or, to the Knowledge of Seller, threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Real Property, nor has any Company Group member received notification that any such proceeding or assessment is being contemplated. Solely to the extent such improvements are obligated to be maintained by such Company Group member pursuant to the Scheduled Leases, and except as set forth on Schedule 5.5(c) or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, the Facilities, including roofs, are in good order and state of repair, are free from material structural and material mechanical defects and have been used by such Company Group member in the Ordinary Course of Business and remain as of the Closing Date in suitable and adequate condition for such continued use. The Company Group has not deferred any material maintenance of the Facilities in contemplation of the Transactions.
(ae)The Company Group has furnished Buyer with true, correct and complete copies of all deeds and leases in the possession of such Company Group member that relate to the Real Property.
(af)With respect to all of the Real Property, all buildings, improvements, equipment, facilities, appurtenances and other tangible assets of the Company Group, including all Facilities: (i) are located within the boundaries of the Real Property, (ii) do not overlap or encroach upon the real property of any third parties, (iii) have direct access to public roads without the use of any easement, license or right of way, and (iv) are served by all utilities (including water, sewer, or septic, gas, electricity, trash removal and telephone service) in sufficient quantities and quality to adequately serve the Real Property in connection with the operation of the Company Group Business conducted therefrom as such operations are currently conducted thereon, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
1.1Personal Property.
(ag)Schedule 5.6(a) lists each wireline truck, crane and pump-down pumping units used or held for use by any Company Group member in connection with the Company Group Business having an estimated fair market value of $100,000 or more (the “Scheduled Personal Property”).
(ah)The Leased Equipment, the Scheduled Personal Property and all other equipment owned or leased by the Company Group (together, the “Personal Property”) constitute all of the equipment necessary for the continued ownership, use and operation of the Company Group Business in all material respects as of the Closing Date. Each Company Group member has good and valid title to, or valid right to use, the Personal Property free and clear of all Liens except Permitted Liens. Upon the consummation of the Transactions, each Company Group member will have good and valid title to, or valid right to use, the Personal Property which is owned by such Company Group member free and clear of all Liens, except Permitted Liens. Each item of Scheduled Personal Property is located on the Real Property or the Facilities, is on location with a customer of the Company Group in accordance with the records of the Company Group or is in transit between such customer location and the Real Property or the Facilities in the Ordinary Course of Business. Other than any Personal Property not currently used in the Ordinary Course of Business of the Company Group, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, each item of Personal Property owned by the Company Group is in good working order and repair (taking its age and ordinary wear and tear into account), has been operated and maintained in the Ordinary Course of Business of the Company Group and remains suitable for continuing use consistent with its primary use since December 31, 2021 (or later acquisition date). The Company Group has not deferred material maintenance of any such item in contemplation of the Transactions.
1.11Permits. Schedule 5.7 lists all material Permits used or held by any Company Group member in connection with the ownership of the Company Group Assets and the operation of the Company Group Business (the “Scheduled Permits”). Each Company Group member holds, and since January 1, 2020, has held, all material Permits necessary for the continued ownership, use and operation of the Company Group Assets and the operation of the Company Group Business as currently conducted, owned, used, occupied and operated or as otherwise required by law. Except as set forth in Schedule 5.7 or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole: such Permits are valid and in full force and effect and no Company Group member is in default, and no condition exists that with notice or lapse of time or both would constitute non-compliance with or a default under, any of such Permits. No Company Group member has received written notice of any proceedings pending, or threatened, relating to the suspension, revocation, nonrenewal or adverse modification of any material Permit which is required for the operation of their respective businesses.
1.12Contracts.
(ai)Schedule 5.8 identifies each of the following Contracts to which a Company Group member is a party or by which it or its properties or assets is bound (each such Contract, whether or not identified on Schedule 5.8, a “Material Contract”):
(i)any Contract that provides for the payment or potential payment by a Company Group member of more than $250,000 in any consecutive 12-month period or more than $250,000 over the remaining life of such Contract other than a Contract that (A) is terminable by any party thereto by giving notice of termination to the other party or parties thereto not more than thirty (30) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination payment obligations, termination penalties, buy-back obligations or similar obligations;
(ii)any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by a Company Group member of goods or services in excess of $250,000 in any 12-month period (other than master services agreements entered into in the Ordinary Course of Business of the Company Group and purchase orders issued thereunder);
(iii)any Contract whereby a Company Group member grants any Person, or any Person grants any Company Group member, the exclusive right to sell products or provide services within any geographical region other than a Contract that (A) is terminable by any party thereto by giving notice of termination to the other party or parties thereto not more than thirty (30) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination restrictive covenant obligations, termination penalties, buy-back obligations or similar obligations;
(iv)any Contract that limits or purports to limit the freedom of any Company Group member to compete in any line of business or with any Person or to conduct business in any geographic location (other than in an immaterial respect);
(v)any Contract relating to the acquisition or disposition by a Company Group member of the equity or assets of any company or any operating business or Interests of another Person (by asset sale, stock sale, merger or otherwise), other than in the Ordinary Course of Business of the Company Group;
(vi)any Contract constituting a partnership, joint venture or other similar joint ownership agreement;
(vii)any Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale or factoring of Receivables, any Contract constituting a guarantee of debt of any other Person or any Contract requiring a Company Group member to maintain the financial position of any other Person, in each case, where the obligations under such agreement are more than $250,000;

(viii)any Contract under which a Company Group member has made material advances or loans to any other Person;
(ix)any outstanding agreements of guaranty, surety or indemnification (other than master services agreements entered into in the Ordinary Course of Business of the Company Group) direct or indirect, by any a Company Group member, in each case where the annual obligations under such agreement are more than $100,000;
(x)any Contract pursuant to which (A) Intellectual Property Rights that are material to the Company Group Business and involve annual consideration in excess of $50,000 is licensed to a Company Group member (other than license agreements for “off-the-shelf” software on generally standard terms and conditions involving total consideration of less than $100,000) or (B) a Company Group member has granted an exclusive right with respect to Intellectual Property Rights that are material to the Company Group Business or involving annual consideration in excess of $50,000 (other than non-exclusive licenses or rights granted in the Ordinary Course of Business);
(xi)each Contract providing for the co-development of any Company Group Intellectual Property or any product or service material to the Company Group Business;
(xii)(A) any Contract that provides for the purchase or sale of real property or (B) the lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $100,000 annually;
(xiii)any Contract providing for the deferred payment of any material purchase price including any “earn out” or other contingent fee arrangement;
(xiv)any Contract creating a Lien (other than a Permitted Lien) on any of the Company Group Assets that will not be discharged at or prior to the Closing;
(xv)any Contract between a Company Group member, on the one hand, and any Affiliate of such Company Group member, on the other hand (including any Contract providing for (A) compensation or the acceleration of benefits in connection with the consummation of the Transactions or (B) the indemnification of such Affiliate by such Company Group member);
(xvi)any employment Contract or offer letter with any current or former officer, director, member, manager, partner, equityholder, consultant or employee of the Company Group, except for employment or consulting agreements or offer letters entered into in the Ordinary Course of Business, in each case, which (A) provide less than $150,000 in annualized base compensation on an individual basis, (B) are for at-will employment and (C) do not provide for retention or severance payments;
(xvii)any Contract with any labor union or similar association or other Person representing or purporting or seeking to represent, any employee of any member of the Company Group;
(xviii)any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(xix)any Contract granting to any Person a right of first refusal, first offer or other right to purchase any material assets of the Company Group, other than purchase orders in the Ordinary Course of Business;
(xx)any Contract containing a “most favored nation” pricing clause or similar provision with a customer engaged in the production and exploration of hydrocarbons;
(xxi) any Contract with any professional employer organization, personnel staffing organization, employee leasing organization or similar entity; and
(xxii)any Contract with a Top Supplier or Top Customer.
(aj)True, correct and complete copies (including all amendments, schedules, exhibits and modifications) of each written Material Contract have been furnished to Buyer, or, to the extent any of such Material Contracts are oral, Schedule 5.8 contains a description of the material terms thereof.
(ak)Each Material Contract is in full force and effect, and is the legal, valid and binding obligation of such Company Group member and, to the Knowledge of Seller, any other Person party thereto, binding and enforceable against such Company Group member and any other Person party thereto, in accordance with its terms and is not subject to any claims, charges set-offs or defenses, in each case, subject to Creditors’ Rights. No Material Contract has been terminated other than upon expiration in accordance with its terms without action by any party thereto. Neither the Company Group nor, to the Knowledge of Seller, any other Person is in material breach or default of a Material Contract. No event has occurred that with notice or lapse of time, or both, would constitute a material breach or default on the part of the Company Group or, to the Knowledge of Seller, any other party under any Material Contract, which would give rise of notice, modification, acceleration, payment, cancellation or termination by the Company Group under, or in any manner release any party thereto from any obligation under, any Material Contract. Except as set forth on Schedule 5.8(c), the Company Group has not received any written notice, nor does Seller have any Knowledge, that a counterparty to any Material Contract is terminating, not renewing, modifying, repudiating or rescinding, or intends to terminate, not renew, modify, repudiate or rescind such Material Contract. Since December 31, 2021, the Company Group has not received written (or, to the Knowledge of Seller, other) notice regarding any actual or alleged violation or breach of, or default under any Material Contract. To the Knowledge of Seller, no facts exist which would render the performance by a party to a Material Contract of its obligations thereunder unlikely and no party to a Material Contract has claimed a force majeure with respect thereto. Since December 31, 2021, there have been no material disputes under any Material Contracts.
1.13Intellectual Property.
(al)Schedule 5.9(a) contains a complete and accurate list of all registered patents, patent applications, registered trademarks, trademark applications, copyright registrations, copyright applications, and Internet domain names owned or purported to be owned by the Company Group (reflecting, in each case, title, country, application number, registration number, filing date, issuance date, and ownership) (the “Registered Intellectual Property”). The Registered Intellectual Property, together with (i) all other Intellectual Property Rights owned, or purported to be owned, by the Company Group (collectively, “Owned Intellectual Property”) and (ii) all Intellectual Property Rights used or held for use in the conduct of the Company Group Business other than the Owned Intellectual Property (all of the foregoing, the “Company Group Intellectual Property”) constitute all Intellectual Property Rights necessary for the continued

operation of the Company Group Business consistent with the practices of the Company Group Business as of the Closing Date.
(am)The Company Group owns, or has valid licenses or rights to use, as applicable, all of the Company Group Intellectual Property currently used or held for use by the Company Group, free and clear of all Liens, except Permitted Liens. Except with respect to commercially available off-the-shelf computer software, the consummation of the Transactions shall not adversely affect in any material respect or terminate the ownership or use of any Company Group Intellectual Property owned by or licensed to the Company Group, and each item of the Company Group Intellectual Property will continue to be owned by or licensed to the Company Group on substantially identical terms and conditions immediately following the consummation of the Transactions as are in effect immediately prior to such consummation. The material Registered Intellectual Property is subsisting, valid and, to the Knowledge of Seller, enforceable, in each case, in all material respects.
(an)No Company Group member is a party to any judicial or administrative proceeding, suit, action, claim or investigation alleging, nor has any Company Group member been notified in writing of any Claim or allegation of, any infringement, misappropriation, dilution, or other material violation of any Intellectual Property Rights of other Persons. There has been no infringement, misappropriation, dilution or other violation (or, to the Knowledge of Seller, facts that are reasonably likely to give rise to an infringement, misappropriation, dilution, or other violation) by the Company Group or the Company Group Business of any Intellectual Property Rights of other Persons. To the Knowledge of Seller, there has been no infringement, misappropriation, dilution or other violation or facts that are reasonably likely to give rise to a material infringement, misappropriation, dilution or other violation by any other Person of any of the Company Group Intellectual Property. No Owned Intellectual Property is subject to any outstanding order, judgment, decree or similar stipulation or agreement restricting in any material respect the use thereof by the Company Group, and the Company Group is not a party or subject to any settlement agreement involving Intellectual Property Rights restricting the Company Group’s rights in any Company Group Intellectual Property.
(ao)The Company Group has taken commercially reasonable measures to protect the confidentiality of the trade secrets and confidential information of the Company Group with respect to the Company Group Business. None of the Company Group’s Affiliates, nor any of the Company Group’s or any such Affiliates’ current or former equityholders, members, directors, officers or employees will, after giving effect to each of the Transactions, own or retain any ownership rights in or to the Owned Intellectual Property, or have the right to receive any payments (including royalty payments) with respect to any of the Owned Intellectual Property.
(ap)The Company Group owns, leases or licenses all computer systems that are necessary for the operations of the Company Group Business as currently conducted in all material respects. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, since December 31, 2019, there has been no failure, substandard performance or breach of any computer systems of the Company Group or its contractors that has caused any disruption to the Company Group Business or, to the Knowledge of Seller, resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by the Company Group. The Company Group maintains commercially reasonable data backup and disaster recovery plans, procedures and facilities, and, as applicable, takes commercially reasonable steps to implement such plans and procedures. The Company Group takes commercially reasonable actions designed to protect the integrity and security of its computer systems and the software information stored thereon. To the Knowledge of Seller, the computer systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities. The Company Group has taken commercially reasonable technical, administrative, and physical measures to protect the integrity and security of the material computer systems and the data stored thereon from unauthorized use, access or modification by third parties.
(aq)The Company Group has materially complied with all Contracts, standards, privacy policies, laws and regulations applicable to the Company Group regarding the collection, use, processing, disclosure or retention of Personal Information, including any such data privacy laws, industry security standards (e.g., Payment Card Industry Data Security Standards), or consumer protection laws, or agreements with third parties, in every jurisdiction where (i) the Company Group operates or (ii) residents of such jurisdiction have provided Personal Information to the Company Group. The Company Group has not provided or been legally required to provide any notices to data owners or Governmental Authorities in connection with any unauthorized access, use or disclosure of Personal Information. The Company Group has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected or possessed by it or on its behalf from and against unauthorized access, use or disclosure. The Company Group has not provided or been legally required to provide any notices to data owners or Governmental Authorities in connection with any unauthorized access, use or disclosure of Personal Information.
1.2Accounts Receivable and Accounts Payable.
(ar)Each of the currently outstanding Receivables arose from bona fide transactions in the Ordinary Course of Business of the Company Group and represents the valid obligation of the account debtor (subject only to Creditors’ Rights) and no material contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice or permitted pursuant to the applicable Contract) has been asserted or, to the Knowledge of Seller, is threatened by any of the account debtors of such Receivables. Any reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Company Group have been determined in accordance with GAAP consistently applied. The Company Group has good and valid title to the Receivables free and clear of all Liens except Permitted Liens and no agreement for deduction, free services or goods, discounts or other deferred price or quantity adjustments has been made with respect to such Receivables. No goods or services, the sale or provision of which gave rise to any such Receivables, have been returned to the Company Group by any account debtor or lost or damaged prior to receipt thereby, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. The Company Group has not written off any of such Receivables as uncollectible, except for normal cash discounts accrued in the Ordinary Course of Business.
(as)All accounts payable of the Company Group (i) reflected in the Financial Statements have been paid and are the result of bona fide transactions in the Ordinary Course of Business of the Company Group and (ii) arising after the date of the Financial Statements are the result of bona fide transactions in the Ordinary Course of Business of the Company Group and are not yet due and payable.
1.14Brokers’ Fees; Expenses.

(at)Neither the Company nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Buyer or its Affiliates (including the Company after the Closing) could become liable or obligated other than those included in the Transaction Costs.
(au)Other than those included in the Transaction Costs, the Company Group does not have any Liability to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the Transactions or the proposed sale or merger of with the Company Group in general.
1.5Financial Statements.
(av)Attached hereto as Schedule 5.12(a) are copies of (i) (A) the audited consolidated balance sheets of Silvertip Completion Services, LLC and its Subsidiaries at December 31, 2020 and the related audited consolidated statements of operations, members’ equity and cash flows for the year then ended and (B) the audited consolidated balance sheets of Silvertip Completion Services, LLC and its Subsidiaries at December 31, 2021 and the related audited consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the year then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of Silvertip Completion Services, LLC and its Subsidiaries (the “Interim Balance Sheet”) as of June 30, 2022 and the related unaudited consolidated statements of operations, members’ equity and cash flows for the six-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements.” Except as set forth on Schedule 5.12(a), the Financial Statements (including any related notes thereto) (i) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (ii) fairly present, in all material respects, the assets, liabilities, financial condition and results of operations of the Company Group as of the respective dates thereof and for the respective periods covered thereby, subject, however, in the case of the Interim Financial Statements, to normal and recurring non-material year-end audit adjustments and accruals (which adjustments and accruals are not material in the aggregate) and to the absence of notes and other textual disclosure required by GAAP (that, if presented, would not differ materially from those presented in the Annual Financial Statements), and (iii) are correct and complete in all material respects, and are consistent with the books and records of the Company Group. Since December 31, 2021, the Company Group has not made any material changes in its accounting policies, methods, principles or practices. The assets and properties of the Company Group represent all or substantially all of the assets and properties of Silvertip Completion Services, LLC.
(aw)No member of the Company Group has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Debt of any other Person (other than another member of the Company Group), other than endorsements of checks in ordinary care or where such obligation would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole.
(ax)No member of the Company Group has entered into any transactions involving the use of special purpose entities for any off balance sheet activity other than as specifically described in the Financial Statements. The Financial Statements were derived from the books and records of the Company Group, and the Company Group maintains a system of internal controls and procedures over financial reporting that is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary in order to permit preparation of financial statements in accordance with GAAP, (ii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the

Company Group Assets, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company Group Assets that could have a material effect on the Financial Statements. The Company Group has not, since January 1, 2020, identified nor does it have Knowledge of (i) any illegal act, fraud or corporate misappropriation, whether or not material, that involves any employee or member of management of any member of the Company Group, (ii) any material weakness or significant deficiency in the design or operation of internal controls and procedures over financial reporting of the Company Group, or (iii) any Claim or allegation regarding any of the foregoing.
1.15No Undisclosed Liabilities. The Company Group has no Liability (and, to the Knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, Claim, or demand against any Company Group member giving rise to any Liability), other than (a) liabilities specifically accrued for or reflected or reserved against in the Interim Balance Sheet, (b) liabilities which have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business of the Company Group (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Legal Requirements) or (c) liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole.
1.16Taxes. Except as set forth on Schedule 5.14:
(ay)All income and other material Tax Returns required to be filed by or with respect to any member of the Company Group have been duly and timely filed with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete in all material respects.
(az)All material Taxes required to be paid by the Company Group (or for which the Company Group may be liable) have been timely paid in full in all material respects, whether disputed or not, and whether or not shown on any Tax Return.
(ba)All material Tax withholding and deposit obligations imposed on or with respect to the Company Group or its employees (or for which the Company Group may otherwise be liable) have been satisfied in full in all material respects.
(bb)There are no Liens (other than Permitted Liens for current period Taxes which are not yet due and payable) on any of the Company Group Assets or the Equity Interests that are attributable to any material Tax liability.
(bc)There are no Claims pending against the Company Group for any unpaid Taxes, and no assessment, deficiency or adjustment with respect to Taxes has been asserted, or proposed or threatened in writing, by any Governmental Authority against the Company Group. No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to the Company. There are no agreements, waivers or other arrangements in force or effect providing for an extension of time for the assessment or collection of any Tax of or with respect to the Company Group.
(bd)No member of the Company Group is a party to or bound by any Tax allocation, sharing, or indemnity agreement or arrangement (other than any such agreement or arrangement contained in any Contract that is not primarily related to Taxes entered into in the Ordinary Course of Business of the Company Group) with any Person, which will remain in effect after the Closing. No member of the Company Group (i) has ever been a member of any Consolidated Group (other than a Consolidated Group the common parent of which is a member of the Company Group) or (ii) has any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of U.S. state or local or non-U.S. law), as a transferee or successor or by Contract (other than pursuant to any Contract that is not primarily related to Taxes entered into in the Ordinary Course of Business of the Company Group).
(be)To the Knowledge of Seller, no Claim has ever been made by a Governmental Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns or pay Taxes that such member of the Company Group is or may be required to file a Tax Return or pay Taxes in that jurisdiction.
(bf)The unpaid Taxes of the Company Group did not: (i) as of the date of the Interim Balance Sheet, materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the Interim Balance Sheet (and not in any notes thereto) and (ii) as of the Closing Date, materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the Estimated Closing Statement.
(bg)No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.
(bh)No member of the Company Group has entered into any agreement or arrangement with any Governmental Authority that requires any member of the Company Group to take any action or to refrain from taking any action in order to secure material Tax benefits not otherwise available. No member of the Company Group is a party to any agreement with any Governmental Authority that would be terminated or adversely affected as a result of the Transactions.
(bi)No member of the Company Group nor any predecessor thereof has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) or engaged in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all relevant predecessor regulations) or similar provision of U.S. state or local or non-U.S. law.
(bj)No member of the Company Group has any material property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.
(bk)No power of attorney that will remain in force following the Closing has been granted with respect to any matter relating to Taxes that is likely to adversely affect any member of the Company Group.

(bl)None of the Company Group Assets consists, or has ever consisted of, any interest in any entity that is treated for U.S. federal (or any applicable U.S. state or local) income tax purposes as a partnership or is, or has ever been, subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than Seller’s (and its predecessor’s) partnership income Tax Returns filed under Subchapter K of Chapter 1 of Subtitle A of the Code) and analogous provisions of state, local and non-U.S. Tax law.
(bm)None of the Company Group Assets consists, or has ever consisted of, any interest in any corporation or other entity treated as a corporation for U.S. federal income tax purposes.
(bn)Since the date of its formation, the Company has been properly treated as either a partnership or an entity disregarded as separate from its Tax owner for U.S. federal (and applicable U.S. state and local) income tax purposes. As of the Closing, the Company is properly classified as an entity disregarded as separate from Seller for U.S. federal (and applicable U.S. state and local) income tax purposes.
(bo)No member of the Company Group has, pursuant to the CARES Act (or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or IRS Notice 2020-65), deferred any “applicable employment taxes” (as defined in Section 2301(c)(1) of the CARES Act).
(bp)No member of the Company Group is a party to a gain recognition agreement under Section 367 of the Code.
(bq)No member of the Company Group is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence. All payments by, to or among the Company and its Subsidiaries and any Affiliates thereof comply with all applicable transfer pricing requirements imposed by any Governmental Authority.
1.2Inventory. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, each member of the Company Group owns its inventory free and clear of all Liens except Permitted Liens. None of such inventory is covered by any financing statements except those filed in connection with Permitted Liens. Such inventory was acquired for sale in the Ordinary Course of Business of the Company Group and is in good and saleable condition and is not obsolete or damaged, in each case, in all material respects (i.e. taken as a whole and not on an item-by-item basis), except to the extent reflected in reserves set forth in the Interim Balance Sheet. Since December 31, 2021, the Company Group has purchased and replaced inventory in the Ordinary Course of Business of the Company Group.
1.3Litigation. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole: (a) there are and at all times since January 1, 2020, there have been, no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against any member of the Company Group or, to the Knowledge of Seller, any of their respective current or former officers, directors, managers, members, employees or service providers, and (b) there are no facts or circumstances that would reasonably be expected to result in any such action, suit or proceeding against any member of the Company Group that affect or would have an effect on the Company Group Business or the assets and properties of any member of the Company Group or the consummation of the Transactions, and no member of the Company Group is subject to any outstanding judgment, order or decree of any Governmental Authority or arbitrator.
1.4Warranties.
(br)Schedule 5.17(a) identifies any claim asserted by a customer of the Company Group since January 1, 2020 as a result of which the Company Group has incurred costs in excess of $125,000. As of the date hereof, there are no material Claims pending or, to the Knowledge of Seller, threatened, involving any service provided by or on behalf of the Company Group relating to workmanship, performance, or alleged failure to perform to any services standard, or an alleged breach of any representation or warranty or similar undertaking.
(bs)Seller has made available to Buyer all Contracts currently in effect entered into with each Top Customer (such Contracts, the “Top Customer Contracts”). Except as set forth in the Top Customer Contracts, no member of the Company Group is required to contractually indemnify any Top Customer, such Top Customer’s employees, such Top Customer’s contractors (other than any member of the Company Group), or such Top Customer’s contractors’ employees (except for employees of the Company Group) (with respect to each Top Customer, collectively, “Top Customer Group”) from any claim brought by or on behalf of any member of such Top Customer Group alleging personal injury, bodily injury, illness, or death of any member of such Top Customer Group, or that results from physical damage, Loss, or loss of use of any tangible property of Top Customer Group, and which arises out of, relates to, or is connected with the work performed by the Company Group for such Top Customer.
1.17Employees; Employee Relations.
(bt)Schedule 5.18(a) identifies for the Company Group the following:
(i)for each employee who provides services to the Company Group, his or her (A) name (or identifying number), job title, employing entity, original hire or credited service date (as applicable), bonus target, if any, or bonus paid for the calendar year 2021, and status as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”), (B) current annualized salary (or rate of pay), (C) leave status (including type of leave, leave start date and expected return date), if applicable (D) details of any applicable visa (including type of visa, dates of validity, and sponsoring entity) or other work permit and (E) details of any co-employment relationship;
(ii)any increase to become effective after the Closing Date in the rate of total compensation (including contractually required changes to bonus targets or accrual or contribution rates in respect of profit-sharing, pension benefits and other compensation), payable by the Company Group to any employee or contractor of the Company Group;
(iii)all presently outstanding loans and advances (other than routine travel advances or other reimbursements to be repaid or formally accounted for within 60 days) made by the Company Group to, or made to the Company Group by, any manager, director, officer, employee or contractor of the Company Group;
(iv)the name and rate of compensation of any individual providing services to the Company Group as an independent contractor. The individuals set forth on Schedule 5.18(a) represent the entirety of the individuals whose employment or engagement principally involves providing services to or for the Company Group.

(bu)Except to the extent accrued as a current liability on the Interim Balance Sheet, all wages, bonuses and other compensation, if any, due and payable as of the Closing Date to all present and former employees and contractors of the Company Group have been paid in full to such employees and contractors prior to the Closing in the Ordinary Course of Business and in compliance in all material respects with all Legal Requirements. The compensation and benefits (including vacation and other paid time off benefits) paid, payable or provided with respect to all employees and contractors of the Company Group have been reflected in the Financial Statements for the periods covered thereby in accordance with and to the extent required by GAAP.
(bv)The Company Group is not a party to any labor or collective bargaining agreement or any other Contract with any labor union or other representative of employees, and no such agreements are being negotiated or have existed since January 1, 2020. There are no material labor disputes existing or, to the Knowledge of Seller, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees, and the Company Group has not experienced any material labor difficulties since January 1, 2020. To the Knowledge of Seller, no unfair labor practice charge, grievance or complaint, or other legal action arising out of any collective bargaining agreement or employment or labor relationship with the Company Group exists or is threatened. To the Knowledge of Seller, there is no question concerning representation as to any collective bargaining representative concerning any employee of the Company Group and no labor union or representative thereof claims to or is seeking to represent any such employees.
(bw)Since January 1, 2020 (i) no legal proceedings, charges, complaints, grievances, investigations or similar actions have been commenced with respect to the Company Group under any Legal Requirements affecting or relating to the employment relationship, and, to the Knowledge of Seller, no proceedings, charges, complaints, grievances, investigations, audits or similar actions are threatened under any such Legal Requirements and, to the Knowledge of Seller, no facts, events, conditions or circumstances exist which would reasonably be expected to give rise to any such proceedings, charges, complaints, grievances, investigations or similar actions, (ii) the Company Group is not and has not been subject to any order, settlement or consent decree with any present or former employee, employee representative or other Person, including any Governmental Authority, relating to Claims of discrimination or other claims in respect of employment or labor practices and policies (including practices relating to discrimination, retaliation, wage payments, overtime payments, recordkeeping, employee classification, occupational health and safety, whistleblowing, retaliation and immigration) and (iii) no Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination, retaliation, wage payments, overtime payments, recordkeeping, employee and contractor classification, occupational health and safety, whistleblowing, retaliation and immigration) of the Company Group.
(bx)The Company Group is and has since January 1, 2020 been in material compliance with all applicable Legal Requirements relating to the employment of labor, including employment and employment practices, terms and conditions of employment, wages and hours, overtime payments, FLSA, recordkeeping, employee classification, non-discrimination, employee benefits, employee leave, payroll documents, record retention, equal employment opportunity, immigration, occupational health and safety, severance, termination or discharge, whistleblowing, retaliation, collective bargaining, the payment of employee welfare and retirement and other Taxes, and the full payment of all required social security contributions and Taxes, and the Company Group is not in material violation of any Legal Requirements concerning engagement of independent contractors. Each employee of each member of the

Company Group is authorized to work in each jurisdiction in which he or she performs services for such member of the Company Group.
(by)To the Knowledge of Seller, as of the date hereof, no officer of the Company has indicated an intention to resign his or her employment with the Company Group prior to, upon or following and in connection with the Closing.
(bz)There has not been a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or foreign Legal Requirement) with respect to the Company Group at any time within the six months preceding the Closing Date.
1.18Employee Benefit Matters.
(ca)Schedule 5.19(a) includes a true, correct and complete list of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) that is sponsored, maintained or contributed to by the Company or any ERISA Affiliates of the Company (or has been so sponsored, maintained or contributed to since January 1, 2020 by the Company or any ERISA Affiliates of the Company) for which the Company could have any liability, provided that any of the following shall be considered a Plan for purposes of this Agreement whether or not it is material, but only material Plans need be listed on Schedule 5.19(a):
(i)each material “employee benefit plan,” as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and
(ii)each material personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control plan or agreement, consulting agreement, employment agreement and each other material employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 5.19(a).
(cb)Seller has furnished to Buyer true, correct and complete copies of each of the Plans set forth on Schedule 5.19(a), and related trusts and services agreements, if applicable, including all amendments thereto. Seller has also furnished to Buyer, with respect to each Plan set forth on Schedule 5.19(a) and to the extent applicable: (i) the three most recent annual or other reports filed with each Governmental Authority and all schedules thereto, (ii) the insurance contract and other funding agreement, and all material amendments thereto, (iii) the most recent summary plan description (including all summaries of material modification thereto), scheme booklet and all announcements, (iv) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Legal Requirements, (v) copies of all material notices, letters or other correspondence from any Governmental Authority and (vi) any documents that provide for indemnification of the fiduciaries of any Plan set forth on Schedule 5.19(a) or such fiduciaries’ financial advisors in connection with any prior transactions involving any such Plan or the transactions contemplated by this Agreement.
(cc)Neither the Company Group nor any ERISA Affiliates of the Company Group contributes to nor has any obligation to contribute to, or has at any time since January 1,

2020 contributed to or had an obligation to contribute to, and no Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Except as provided on Schedule 5.19(a), no Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
(cd)Except as set forth on Schedule 5.19(d):
(i)each member of the Company Group and its ERISA Affiliates have performed all material obligations, whether arising by operation of any Legal Requirement or by contract, required to be performed by it in connection with the Plans, and there have been no material defaults or violations by any other party to the Plans;
(ii)(A) all reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance in all material respects with applicable Legal Requirements in a timely manner, (B) each Plan has been documented, operated and administered in material compliance with its governing documents and applicable Legal Requirements, and (C) each Plan that could be a “nonqualified deferred compensation” arrangement under Section 409A of the Code is in material compliance with such Section, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under such Section;
(iii)there are no Claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against, or with respect to, any of the Plans or their assets;
(iv)Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification and nothing has occurred that would amend, alter, diminish or revoke such qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under Legal Requirements to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to adversely affect the qualified status of any Plan.
(v)all material contributions required to be made to the Plans pursuant to their terms and provisions or pursuant to applicable Legal Requirements have been timely made;
(vi)no act, omission or transaction has occurred which would result in imposition on the Company Group, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;
(vii)there is no matter pending with respect to any of the Plans before any Governmental Authority; and
(viii)the execution and delivery of this Agreement and the consummation of the Transactions will not (A) require the Company Group or any of its ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Plan or under any Contract listed on Schedule 5.19(d) than they otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Plan or under any Contract listed on Schedule 5.19(d).
(ce)Neither the Company Group nor any of its ERISA Affiliates is a party to any Contract, nor has the Company Group or any of its ERISA Affiliates established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for the Company Group upon termination of such services that would not be payable or provided in the absence of the consummation of the Transactions.
(cf)In connection with the consummation of the Transactions, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement, under the Plans or under any Contract listed on Schedule 5.19(d) which would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
(cg)Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Plan or Contract listed on Schedule 5.19(d) provides retiree medical or retiree life insurance benefits to any Person, and the Company Group is not contractually obligated (whether or not in writing) to provide any Person with life insurance or medical benefits following retirement or termination of employment.
(ch)Each Plan that is a “group health plan” within the meaning of Section 733(a)(1) of ERISA is currently and has been in material compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”). No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company Group or any Plan to penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.
1.6Environmental Matters.
(ci)Compliance. The Company Group Business and the Company Group Assets are, and since January 1, 2020 have been, in material compliance with all Environmental Laws and Environmental Authorizations. Since January 1, 2020, neither the Company Group nor any of its Affiliates has received written notice from any Governmental Authority or other Person of any material alleged violation of, noncompliance with, or liability under any Environmental Law with respect to the Company Group Business or the Company Group Assets. There are, and, to the Knowledge of Seller, since January 1, 2020 have not been, any events, facts, circumstances, or conditions with respect to the Company Group Business or the Company Group Assets that could reasonably be expected to result in the assertion of any material environmental Liability against any owner or operator of the Company Group Business or Company Group Assets.
(cj)Authorizations. (i) All material Environmental Authorizations required for operating the Company Group Business and the Company Group Assets as they are currently being operated have been duly obtained, and are currently in full force and effect; (ii) no additional material Environmental Authorizations are required for the consummation of the Transactions and (iii) neither the Company Group nor any of its Affiliates has received any written notice that there are, or to the Knowledge of Seller, may exist, any facts, events, conditions or circumstances pursuant to which, (A) any such existing material Environmental Authorization will be revoked or materially and adversely modified, (B) any application currently pending or to be made prior to the Closing Date for any new material Environmental Authorization will be denied, or (C) any renewal of any existing material Environmental Authorization will be denied.
(ck)Claims or Notices. There are no material Claims pending or, to the Knowledge of Seller, threatened under any Environmental Law against the Company Group or the Company Group Business or the Company Group Assets, and neither the Company Group nor any of its Affiliates has otherwise received written notice from any Governmental Authority or other Person of any material alleged violation of, non-compliance with, or liability under, any Environmental Law with respect to the Company Group Business or the Company Group Assets.
(cl)Liabilities of Other Persons. No member of the Company Group is subject to an outstanding indemnity with respect to any material liability relating to Environmental Laws, except in the Ordinary Course of Business of the Company Group.
(cm)Releases at or from the Company Group Assets. There has been no Release of Hazardous Materials at, on, under or from any Company Group Assets in connection with the Company Group or the Company Group Business for which any investigatory, remedial, monitoring or restoration actions required by any Governmental Authority under Environmental Laws have not been performed and completed to the satisfaction of all applicable Governmental Authorities, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole.
(cn)Offsite Releases. Neither the Company Group nor any of its Affiliates has received any written notice asserting an alleged material Liability related to the Company Group Assets under any Environmental Law with respect to investigatory, remedial, monitoring, or restoration actions at any real properties other than the real properties included among the Company Group Assets where the Company Group or its Affiliates or, to the Knowledge of Seller, any predecessor, transported or disposed or arranged for the transport or disposal of any Hazardous Materials and, to the Knowledge of Seller, there are no facts, events, circumstances or conditions that would reasonably be expected to result in the receipt of such notice.
(co)Exposure. To the Knowledge of Seller, there has been no exposure of any Person to Hazardous Materials in connection with the business of any member of the Company Group or its Affiliates that could reasonably be expected to result in a material claim for damages or compensation against any member of the Company Group or its Affiliates.
(cp)Underground Storage Tanks. To the Knowledge of Seller, there are no underground storage tanks currently or formerly used by the Company Group or any of its Affiliates in the operation of the Company Group Business.
(cq)Environmental Documents. Seller has furnished to Buyer complete and accurate copies of all material environmental audits and assessments addressing environmental matters for period prior to Closing (including any alleged non-compliance with any Environmental Law, any alleged exposure to Hazardous Materials, or any Release or threatened Release of Hazardous Materials) that are in Seller’s or the Company Group’s possession or control and relating to the Company Group or any of its Affiliates’ ownership or operation of the Company Group Business or the Company Group Assets.
1.19Insurance. Schedule 5.21 sets forth a true, correct and complete list of all policies, binders, and insurance contracts under which the Company Group, the Company Group

Business or any of the Company Group Assets are insured as of the Closing Date (the “Insurance Policies”). No Company Group member has received any written notice of pending cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All such Insurance Policies are in full force and effect in accordance with their terms and all premiums due and payable thereon have been fully paid in the Ordinary Course of Business. The members of the Company Group maintain insurance against Liabilities, Claims, and risks of a nature and in such amounts as are normal and customary for comparable entities in the industry, and the members of the Company Group are in compliance in all material respects with all insurance requirements under applicable Legal Requirements and any Contracts. No member of the Company Group has received written, or to the Knowledge of Seller, oral notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any Insurance Policy. There are currently no Claims pending under any Insurance Policy as to which coverage has been denied or disputed by the insurers of such policies and, to the Knowledge of Seller, all Claims and reportable incidents under any such Insurance Policy have been reported and asserted. Any material action pending against any member of the Company Group that is covered by such Insurance Policy has been properly reported to the applicable insurer. With respect to any Insurance Policy, all deductible amounts are commercially reasonable.
1.20Books and Records. Except as set forth on Schedule 5.22, all Books and Records are located at the premises of the Company Group Business to which such Books and Records primarily relate, have been maintained in accordance with applicable Legal Requirements in all material respects, and comprise all of the material Books and Records relating to the Company Group’s ownership and operation of the Company Group Business and the Company Group Assets. True and complete copies of all Books and Records in the possession of any Seller Related Party have been made available to Buyer.
1.21Assets Necessary to the Company Group Business. The Company Group Assets constitute all of the assets necessary or required to permit each member of the Company Group to carry on the Company Group Business in the same manner as presently conducted in all material respects.
1.22Debt. Except for the Debt of the Company Group included in the calculation of the Net Debt Amount, the Company Group does not have any Debt.
1.23Customers and Suppliers.
(cr)Schedule 5.25(a)(i) accurately sets forth (i) an accurate and complete list of the names of the Company’s 10 largest customers for (A) the fiscal year ended December 31, 2021 and (B) year to date as of June 30, 2022 (the customers required to be listed on Schedule 5.25(a)(i), collectively, “Top Customers”); and (ii) the amount of consideration paid by each Top Customer during such periods. Since December 31, 2021, no Top Customer has terminated or adversely modified in any material respect the amount, pricing, frequency or terms of the business such Top Customer conducts with the Company Group other than normal fluctuations in purchasing activity that are not the result of a deterioration of the relationship with such Top Customer. The Company Group is not engaged in any material dispute with any Top Customer and has not received any written, or to the Knowledge of Seller, oral notice of, any such dispute. Except as set forth on Schedule 5.25(a)(ii) or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, (w) the Company Group is in compliance with and not in breach of any Contract with any Top Customer, (x) all Top Customers continue to be customers of the applicable member of the Company Group, (y) no Top Customer has ceased to use its goods or services or to otherwise terminate, materially and adversely modify or materially reduce its relationship with the Company Group (and none of the members of the Company Group have received any written, or to the Knowledge of Seller, oral notice that any of its Top Customers intends to do so or otherwise has Knowledge of any facts, events, conditions or circumstances that would reasonably be expected to result in any Top Customer doing so) from the levels achieved during the fiscal year ended December 31, 2021 and (z) no Top Customer has communicated to the Company Group, in writing, or to the Knowledge of Seller, orally, that it has not passed such Top Customer’s audit.
(cs)Schedule 5.25(b)(i) sets forth (i) an accurate and complete list of the names and addresses of the Company’s 10 largest suppliers for (A) the fiscal year ended December 31, 2021 and (B) year to date as of June 30, 2022 (the customers required to be listed on Schedule 5.25(b)(i), collectively, “Top Suppliers”); and (ii) the amount of purchases from each Top Supplier during such periods. Since December 31, 2021, no Top Supplier has terminated or adversely modified in any material respect the amount, pricing, frequency or terms of the business such Top Supplier conducts with the Company Group. The Company Group is not engaged in any material dispute with any Top Supplier and has not received any written, or to the Knowledge of Seller, oral notice of, any such dispute. Except as set forth on Schedule 5.25(b)(ii) or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, (w) the Company Group is in compliance with and not in breach of any Contract with any Top Supplier, (x) all Top Suppliers continue to be suppliers of the applicable member of the Company Group, (y) no Top Supplier has ceased to supply goods or services to such member of the Company Group or otherwise terminated, materially and adversely modified or materially reduced its relationship with any member of the Company Group (and none of the members of the Company Group have received any written, or to the Knowledge of Seller, oral notice that any of its Top Suppliers intends to do so or otherwise has Knowledge of any facts, events, conditions or circumstances that would reasonably be expected to result in any Top Supplier doing so) from the levels achieved during the fiscal year ended December 31, 2021 and (z) no Top Supplier has communicated to the Company Group, in writing, or to the Knowledge of Seller, orally, that it has not passed such Top Supplier’s audit.
1.5Compliance with Legal Requirements.
(ct)Each of the Company Group members and, to the Knowledge of Seller each of their respective officers, directors, managers, members, and employees is, and since January 1, 2020 has been, in material compliance with all Legal Requirements applicable to the properties or assets of such Company Group member or the operation of the Company Group Business, and no notice, charge or assertion has been received by any Company Group member or, to the Knowledge of Seller, threatened against any Company Group member alleging any material non-compliance with any such Legal Requirements by any of the Company Group members or any of their respective officers or directors, or, to the Knowledge of Seller, any of their respective managers, members or employees. Each of the Company Group members maintains internal controls, policies and procedures reasonably designed and implemented to detect material violations of laws.
(cu)Since January 1, 2020, no Company Group member has entered into or been subject to any judgment, consent decree, complaint, compliance order, administrative order or other similar enforcement orders with respect to any material aspect of the Company Group Business or received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or Claim from any Governmental Authority arising out of or relating to any material failure to comply with any Legal Requirement, and, to the Knowledge of Seller, no formal or informal investigation or review related to the material failure to comply with any Legal Requirement by any Company Group member is being conducted by any commission, board, Governmental Authority or other Person, and, to the Knowledge of Seller, no such investigation or review is scheduled, pending or threatened, except, in each case, where such non-compliance would not reasonably be expected to be material to the Company Group, taken as a whole.
(cv)Since January 1, 2020, except as would not have a Material Adverse Effect, there has not been any action, suit, Claim, proceeding or investigation relating to, or any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Company Group policy relating to the foregoing, in each case involving any member of the Company Group or any current or former employee, director, officer or independent contractor (in relation to his or her work at any member of the Company Group) of a member of the Company Group, nor, except as would not have a Material Adverse Effect, has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such action, suit, Claim, proceeding, investigation, settlement or other arrangement been threatened.
1.24Affiliate Transactions. Except as set forth on Schedule 5.27, other than the Transaction Documents, neither Seller, nor any of its Affiliates (including the Company Group), nor any of their respective directors, officers or employees (nor any members of such director’s or executive officer’s “immediate family” (as defined in Rule 16a-1 of the Securities Act)) (a) is a party to any Contract with, or is providing or receiving services from any Company Group member (other than (i) any applicable Contracts related to an officer’s, director’s or employee’s employment with a Company Group member and (ii) Contracts exclusively between or among Company Group members), (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by any Company Group member or (c) is indebted to any Company Group member (each, an “Affiliate Transaction”).
1.25Unlawful Payments. No Company Group member, nor any of its directors, officers, or employees, nor to the knowledge (as defined in the FCPA) of Seller, any of its or their agents, representatives, sales intermediaries or other third parties acting on behalf of the Company Group: (a) has violated any Improper Payment Laws or (b) has offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value (including any facilitation payments), directly or indirectly, to any Government Official or any person acting for or on behalf of any Government Official, in each case, in violation in any material respect of any Improper Payment Law. No Company Group member, nor its directors, officers, or employees, nor, to the knowledge (as defined in the FCPA) of Seller, any of its or their agents, representatives, sales intermediaries or other third parties acting on behalf of the Company Group have made or authorized any bribe, rebate, payoff, influence payment, kickback or unlawful payment of funds or received or retained any funds in a manner that violates in any material respect any law.
1.26Government Contracts
. The Company Group does not have a Contract with any Governmental Authority or under which a Company Group member is otherwise directly or indirectly providing goods or services to or for use by a Governmental Authority.
1.27No Foreign Operations. The Company Group Business is, and at all times has been, conducted within the United States of America other than purchases of foreign sourced inventory and supplies. No member of the Company Group has or had any operations or activities located outside of the United States of America other than purchases of foreign sourced inventory and supplies.

1.28Bankruptcy. No Act of Bankruptcy has occurred with respect the Company Group.
1.29Restructuring. The transactions contemplated by the Restructuring Agreement have occurred in accordance with their terms prior to the Closing. A true and complete copy of the Restructuring Agreement has been provided to Buyer prior to the date hereof.
Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as and to the extent disclosed in the Buyer SEC Reports filed or furnished with the SEC on or after January 1, 2020 and publicly available prior to the Closing Date (other than any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive, cautionary or forward-looking in nature), Buyer represents and warrants to Seller as of the Closing that the following representations and warranties are true and correct, and acknowledges that Seller is relying on the following representations and warranties in entering into this Agreement.
1.7Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has delivered to Seller true, correct and complete copies of the Organizational Documents of Buyer, each as amended to date and presently in effect.
1.8Qualification; Power. Except as would not reasonably be expected to materially impair Buyer’s ability to perform its obligations under each Transaction Document to which Buyer is a party, Buyer is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which Buyer conducts its business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Buyer has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.
1.9Authority; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the performance of their obligations contemplated hereby and thereby have been duly and validly authorized and approved by all action necessary on behalf of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to Creditors’ Rights. All other documents required hereunder to be executed and delivered by Buyer at the Closing have been duly authorized, executed and delivered by Buyer, as applicable, and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to Creditors’ Rights.
1.10Absence of Conflicts; Consents. Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer, nor the consummation of the Transactions or compliance by Buyer with any of the provisions hereof or thereof, will (a) violate or breach the terms of, cause a default under, conflict with, result in the loss by Buyer of any rights or benefits under, impose on Buyer any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (i) any applicable Legal Requirement, (ii) the Organizational Documents of Buyer, (iii)

any Contract to which Buyer is a party or by which Buyer, or any of its properties or assets, is bound, or (b) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a) of this Section 6.4, in each case, other than with respect to Section 6.4(a)(ii), except as would not have a material adverse effect on Buyer’s ability to consummate the Transactions or otherwise perform its obligations under this Agreement or any other Transaction Documents. Except with respect to the filings, notices, waiting periods or approvals required by (i) the Hart Scott Rodino Act, (ii) other filings required under federal or state securities Legal Requirements, and (iii) NYSE rules and regulations, Buyer’s execution, delivery, and performance of this Agreement (and the other Transaction Documents to be executed and delivered by Buyer, and the Transactions) is not and will not be subject to any consent, approval, or waiver from, or require any registration, declaration, notice, or filing with, any Governmental Authority or any other third party, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the Transactions or otherwise perform its obligations under this Agreement or any other Transaction Documents.
1.11Capitalization.
(a)The authorized capital stock of Buyer consists of 200,000,000 shares of Buyer Common Stock and 30,000,000 shares of Buyer Preferred Stock. As of October 31, 2022, 104,437,197 shares of Buyer Common Stock and no shares of Buyer Preferred Stock are issued and outstanding.
(b)The shares of Buyer Common Stock issued to Seller as Estimated Stock Consideration or pursuant to Section 3.3(d)(iv)(B), are duly authorized, and are, or will be with respect to shares of Buyer Common Stock issued pursuant to Section 3.3(d)(iv)(B), validly issued, fully paid and nonassessable and free of all Liens of any nature and restrictions imposed by or through Buyer, and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law or Buyer’s Organizational Documents.
(c)There are no Contracts (including options, warrants, convertible securities, calls, puts and preemptive rights, other than to the extent set forth in the Organizational Documents of Buyer ) obligating Buyer to: (i) issue, sell, pledge, dispose of or encumber any Interests in Buyer; (ii) redeem, purchase or acquire in any manner any Interests in Buyer or; (iii) make any dividend or distribution of any kind with respect to any Interests in Buyer.
(d)There are no voting trusts, proxies, or similar agreements or understandings with respect to the voting of the Interests in Buyer.
1.30Buyer SEC Reports; Financial Statements.
(e)Since December 31, 2020, Buyer has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, including all amendments thereto (such forms, reports, certifications, schedules, statements, documents, and amendments thereto collectively, the “Buyer SEC Reports”). As of their respective dates, each of the Buyer SEC Reports, as amended, complied with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and none of the Buyer SEC Reports contained, when filed (or, if amended prior to the Closing Date, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(f)The financial statements of Buyer included in the Buyer SEC Reports, including all notes and schedules thereto (“Buyer Financial Statements”), complied as to form in all material respects, when filed (or if amended prior to the Closing Date, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect from time to time applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and such Buyer Financial Statements fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiary as of their respective dates and the results of operations and the cash flows and stockholders’ equity of Buyer and its consolidated Subsidiary for the periods presented therein.
(g)Buyer has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act). The disclosure controls and procedures of Buyer are designed to provide reasonable assurance that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of Buyer, as appropriate, to allow timely decisions regarding required disclosures. The principal executive officer and principal financial officer of Buyer have evaluated the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by applicable Legal Requirement, presented in any applicable Buyer SEC Report, that is a report on Form 10-K or Form 10-Q, or any amendment thereto, his or her conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Buyer, (ii) is not, and since the Applicable Date there has not been, any illegal act or fraud, whether or not material, that involves management or employees of Buyer and (iii) is not, and since the Applicable Date there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or any director of Buyer.
(h)Buyer has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of the Buyer Financial Statements for external purposes in accordance with GAAP. Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date hereof, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.
1.3Listing Exchange.
(i)No Subsidiary of Buyer is required to file any form, report, schedule, statement or other document with the SEC.

(j)The Buyer Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the NYSE, and Buyer has not received any notice of delisting. Buyer is in compliance in all material respects with the rules and regulations of the NYSE that are applicable to Buyer. The issuance of the Buyer Common Stock pursuant to this Agreement does not contravene any NYSE rules and regulations. No Legal Requirement of the SEC or of the NYSE preventing or suspending trading in any securities of Buyer has been issued and is continuing, and no proceedings for such purpose are, to the Knowledge of Buyer, pending, contemplated or threatened. Buyer has taken no action that is designed to terminate the registration of the Buyer Common Stock under the Exchange Act.
1.31Brokers’ Fees; Expenses. Neither Buyer nor any of its Affiliates have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Seller could become liable or obligated, other than the Transaction Costs.
1.32Form S-3. Buyer is eligible to register the shares of Buyer Common Stock comprising the Estimated Stock Consideration and Closing Adjustment Shares for resale under a Registration Statement on Form S-3 promulgated under the Securities Act.
1.33No Legal Proceedings. No legal proceedings are pending or, to the Knowledge of Buyer, threatened that question the validity of this Agreement or seek to prohibit, enjoin, restrain the entry into, performance of, compliance with and enforcement of any of the obligations of Buyer hereunder or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the Transactions or otherwise perform its obligations under this Agreement or any other Transaction Documents.
1.34Bankruptcy. Neither Buyer nor any of its Subsidiaries is subject to any Act of Bankruptcy.
1.35Pending Acquisitions or Sales. Except as disclosed in the Buyer SEC Reports, to the Knowledge of Buyer, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to any binding or non-binding Contract, including letters of intent or term sheets, involving the acquisition or sale, directly or indirectly, by merger, consolidation, equity transaction, asset transaction or otherwise, of any Interests in Buyer or any of its material Subsidiaries or any material business or Person engaged in the Company Group Business.
1.36Management Changes. Except as disclosed in the Buyer SEC Reports, to the Knowledge of Buyer, as of the date hereof, (a) no current officer, director or other employee who would be deemed an “officer” under Section 16 of the Exchange Act has provided written notice of his or her resignation, (b) no event has occurred and the board of directors of Buyer has not approved or authorized any event that would require disclosure by Buyer pursuant to Item 5.01 of Form 8-K under the Exchange Act and (c) the board of directors of Buyer has not approved or authorized any modification, restructuring or reorganization of the current executive or management teams of Buyer or any Subsidiary of Buyer (other than in relation to the onboarding of the management team of the Company Group).
1.37Proposed Sales and Issuances. Except as disclosed in the Buyer SEC Reports, to the Knowledge of Buyer, as of the date hereof, (a) Buyer has not received written notice of any planned or pending sales of Buyer Common Stock by any “insider” within the meaning of Section 16 of the Exchange Act, other than with respect to 10b5-1 plans and sales in the Ordinary Course of Business and, (b) Buyer has not received written notice of any exercise of registration rights pursuant to Buyer’s existing registration rights agreement and (c) the board of directors of Buyer has not approved or authorized a sale or issuance of a number of shares of Buyer Common Stock in excess of 2% of the outstanding shares of Buyer Common Stock or other securities convertible into or exchangeable for a number of shares of Buyer Common Stock in excess of 2% of the outstanding shares of Buyer Common Stock except as provided for in this Agreement.
1.38Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group. In making its determination to proceed with the Transactions, Buyer has relied and will solely rely upon the results of such independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in Article IV and Article V of this Agreement, in each case, as qualified by the Disclosure Schedules attached hereto. Buyer acknowledges, on behalf of itself and its Affiliates, that such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company Group, or the quality, quantity, merchantability as for a particular purpose, conformity to samples, or condition of the Company Group’s assets or any part thereof) are specifically disclaimed by Seller and hereby waived by Buyer. Buyer acknowledges that in connection with its investigation of the Company Group, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company Group and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections or other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it. Accordingly, Buyer hereby acknowledges that, except as expressly and specifically set forth in Article IV and Article V of this Agreement, neither Seller nor any member of the Company Group is making any representation or warranty with respect to any such estimates, projections and other forecasts and plans, and that Buyer has not relied on any such estimates, projections or other forecasts or plans or any representation or warranty or statement not expressly set forth herein. Buyer further understands and acknowledges that (i) neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or any other Person, or Buyer’s or any other Person’s use of, any such information, including any information, document or material made available to Buyer or any other Person in certain “Information Memoranda,” “data rooms,” management presentations or any other form in expectation of the Transactions, and (ii) except for the representations and warranties of Seller expressly and specifically set forth in Article IV and Article V of this Agreement, in each case, as qualified by the Disclosure Schedules attached hereto, neither Buyer nor any other Person has relied on any such information, document or material or any representation or warranty or statement not expressly set forth herein.
Article VII
COVENANTS
1.12Limited Survival; Certain Waivers; Exclusive Remedy; Acknowledgement of Buyer.
(a)Article III, this Article VII, Article VIII, Article IX and those other covenants, agreements and obligations set forth in this Agreement and in the Transaction Documents that by their terms apply or are to be performed in whole or in part after the Closing shall survive the Closing in accordance with their respective terms. The representations and warranties and the other covenants, agreements and obligations of Buyer, the other Buyer

Related Parties, Seller, the Company and the other Seller Related Parties contained in this Agreement or in any Transaction Document will not survive beyond the Closing such that, except in the event of Fraud, no claim for breach of any such representation, warranty, covenant, agreement or obligation or any remedy based thereon (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, except for those covenants, agreements and obligations and other provisions contained herein or in any Transaction Document that by their terms apply or are to be performed in whole or in part after the Closing (but only with respect to post-Closing obligations), including those set forth in Article III, this Article VII, Article VIII and Article IX. Notwithstanding the foregoing, nothing in this Agreement will limit any claim or recovery under the R&W Insurance Policy or with respect to claims for Fraud. Seller’s liability to Buyer hereunder or in respect of the transactions contemplated by this Agreement shall not be altered or otherwise affected in any manner as a result of Buyer’s failure to obtain the R&W Insurance Policy or the failure of any claim made by Buyer under the R&W Insurance Policy to be covered thereby (or whether Buyer actually receives any payment from the insurer thereunder in respect of any such claim).
(b)Without limiting the generality of the foregoing, the Parties hereby acknowledge that:
(i)the provisions of and the limitation of remedies provided in this Section 7.1 and Section 9.9 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Base Stock Consideration;
(ii)the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents;
(iii)the Parties hereby agree that no Party shall have any remedies or causes of action (whether in contract or in tort) related to the Transactions for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement or the other Transaction Documents; and
(iv)the Parties hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
(c)The sole and exclusive remedies from and after the Closing with respect to the Transactions, this Agreement and the other Transaction Documents regardless of the legal theory under which such liability or obligation may be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, will be limited to recovery under the R&W Insurance Policy and claims for Fraud and claims arising from a breach of the covenants described in Section 7.1(a).
(d)Seller, for itself and on behalf of the Company Group and the other Seller Related Parties, hereby (i) waives any preferential purchase right, right of first refusal, right of first offer, buy-sell right, tag-along right, drag-along right, preemptive right, registration right or other right that would interfere with the consummation of the Transactions and (ii) agrees that the transfers of the Equity Interests contemplated by this Agreement are not void or voidable by reason of any restriction set forth in the Organizational Documents of the Company Group.

1.6Use of Name. Seller agrees that from and after the Closing Date, Seller and its Affiliates will not directly or indirectly use in connection with any business activities any service marks, trademarks, trade names (regardless of whether any member of the Company Group currently uses such names), trade dress, internet domain names, identifying symbols, logos, emblems, signs or insignia related thereto, including the names “Silvertip”, “Silvershot” or permutations thereof, including any word or logo that is confusingly similar in sound or appearance thereto and used or otherwise exploited by any member of the Company Group on or before the Closing Date (a “Competing Name”). As soon as possible after the Closing (and in any event before the fifth Business Day after the Closing Date), Seller will (a) file an amendment to its Organizational Documents to change its name to a name that is not a Competing Name, (b) file terminations with applicable jurisdictions with respect to any assumed name filings, d/b/a filings or any similar filings that grant Seller the right to use any Competing Name and (c) provide to Buyer any and all consents, documents and instruments reasonably requested by Buyer in writing, executed and delivered in a form reasonably acceptable to Buyer, that are necessary or desirable for Buyer or its Affiliate to claim, register or file to use any Competing Name.
1.7Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall and shall cause the Company Group to) execute and deliver to such Party such other reasonable instruments of sale, transfer, conveyance, assignment and confirmation and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents or to vest, perfect or confirm ownership by Buyer of the Equity Interests.
1.8Confidentiality. Seller agrees that any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Company Group Business will be maintained in confidence and will not be divulged by Seller to any Person unless or until such information (a) is or becomes generally available to the public (other than by disclosure in breach of this Section 7.4), (b) is required to be disclosed by applicable Legal Requirements, including applicable securities laws and regulations or (c) is disclosed to Seller after the Closing by a Person not known by Seller to be restricted from making such disclosure; provided, before Seller discloses any of the foregoing as may be required by applicable Legal Requirements, Seller will give Buyer, reasonable advance notice and take, at Buyer’s expense, such reasonable actions as Buyer may propose to minimize the required disclosure.
1.9Tax Matters.
(e)Pre-Closing Tax Returns. Buyer will prepare or cause to be prepared each Tax Return of each member of the Company Group for a Pre-Closing Tax Period or a Straddle Period that is required to be filed after the Closing Date (each, a “Pre-Closing Tax Return”). All Pre-Closing Tax Returns will be prepared in a manner consistent with past practice except to the extent otherwise required by applicable Legal Requirements. At least twenty (20) Business Days prior to the due date for filing each Pre-Closing Tax Return that is to be filed on or before the date of the final determination of Net Working Capital pursuant to Section 3.3, Buyer will deliver a draft of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Seller for its review and comment. Seller will provide any reasonable comments to any such draft Pre-Closing Tax Return no later than fifteen (15) Business Days after receipt of such draft from Buyer, and Buyer will revise such Pre-Closing Tax Return to reflect any reasonable comments timely received from Seller. Buyer will timely file each such Pre-Closing Tax Return (executed, as may be required, by any present or former authorized owners or officers of the Company) with the appropriate Governmental Authority.

(f)Agreed Tax Treatment and Tax Allocation.
(v)The Parties agree for U.S. federal (and applicable U.S. state and local) Tax purposes to treat the sale and purchase of all of the Equity Interests of the Company pursuant to this Agreement as a taxable purchase and sale of all of the Company Group Assets by Seller to a corporate subsidiary of Buyer and an assumption by the corporate subsidiary of Buyer of all of the liabilities of the Company Group (the “Agreed Tax Treatment”).
(vi)Consistent with the Agreed Tax Treatment and the principles of Section 1060 of the Code and the Treasury Regulations thereunder, the Final Stock Consideration (and any other items constituting consideration for U.S. federal income tax purposes) will be allocated among the Company Group Assets in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder (such allocation, the “Allocation”). On or prior to the date that is 120 days after the Closing Date, Buyer will provide Seller with Buyer’s proposed Allocation. Seller will propose to Buyer any changes to such Allocation in writing within 45 days after the date of delivery of such allocation to Seller in accordance with the preceding sentence (or otherwise will be deemed to have agreed with such allocation upon the expiration of such 45-day period), and the parties will use commercially reasonable efforts to agree upon a final binding Allocation (the “Final Allocation”) within 30 days after the date of any requested changes by Seller. In the event that the parties cannot so agree, following such 30 day period, Seller and Buyer will select an Independent Accountant, in the same manner as provided for the selection of the Independent Accountant under Section 3.2(b), to appraise the assets as such existed immediately prior to the Closing Date and prepare the Final Allocation consistent with such appraisal. The cost of such expert will be divided equally between Seller and Buyer. Buyer will update the Final Allocation in good faith to take into account any subsequent adjustments to the Final Stock Consideration, including any adjustment pursuant to this Agreement, and any changes to any other items constituting consideration for U.S. federal income tax purposes, in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder.
(vii)The Parties will not (and will not permit their respective Affiliates to) file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with the Final Allocation (as updated) or the Agreed Tax Treatment, except as required by applicable Legal Requirements following a Final Determination; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Final Allocation or the Agreed Tax Treatment.
(g)Tax Cooperation. Each Party will cooperate (and will cause its Affiliates to cooperate) fully as and to the extent reasonably requested by any other Party in connection with the filing of Tax Returns and any audit, inquiry, examination or proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company Group (each a “Tax Proceeding”). Such cooperation will include the retention and (upon another Party’s request) the provision of all documents and other information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise required by Legal Requirements, necessary in connection with the filing of Tax Returns or in conducting any Tax Proceeding or as may otherwise be necessary to enforce the provisions of this Agreement.

(h) Tax Proceedings. Buyer will have the right to control and take any action it deems appropriate with respect to any Tax Proceeding with respect to any member of the Company Group; provided, that if such Tax Proceeding is with respect to a Pre-Closing Tax Period or a Straddle Period and is reasonably likely to result in any Tax liability payable by Seller or its direct or indirect owners, then Buyer will (i) allow Seller, at its own expense, directly or through its designated representatives, to participate in such Tax Proceeding and to review in advance and comment upon all submissions made in the course of any Tax Proceeding relating to such Tax Returns (including any administrative appeals thereof), and (ii) not settle or compromise any such Tax Proceeding if such settlement or compromise relates to Taxes for a Pre-Closing Tax Period or Straddle Period and will result in a Tax liability payable by Seller without the prior written consent of Seller (which consent will not to be unreasonably withheld, conditioned, or delayed).
(i)Transfer Taxes. To the extent that any transfer, sales, use, excise, real property transfer, documentary, stamp, registration or other similar Taxes arise by reason of the consummation of the Transactions contemplated by this Agreement (“Transfer Taxes”), such Transfer Taxes will be borne and timely paid 50% by Buyer and 50% by Seller. The Parties will reasonably cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Return that must be filed with respect to Transfer Taxes will be prepared and filed when due by the Party primarily or customarily responsible under the applicable Legal Requirements for the filing of such Tax Returns.
1.13Wrong Pockets. From and after the Closing, if Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates (including the Company Group), on the other hand, discovers that any of the assets of Seller or any of its Affiliates were primarily or exclusively used, or held for use, in the Company Group Business as conducted as of the Closing, then Seller shall, and shall cause its Affiliates to, cooperate with Buyer to transfer or assign such assets to Buyer (or its designee) with no requirement of additional consideration to the fullest extent permitted by Legal Requirements and execute and deliver any amendments or supplements to the Transaction Documents, as applicable, to transfer such assets to Buyer (or its designee) effective as of the Closing Date. The Parties agree to use commercially reasonable efforts to structure any transfer of assets referred to in the immediately preceding sentence in a manner that minimizes Taxes and is equitable from a legal perspective for the Parties and the Company Group. Without limiting the generality of the foregoing, if, after the Closing Date, either Party or its Affiliates receives any funds belonging to another Party or its Affiliates in accordance with the terms of any Transaction Document, the receiving Party will, or will cause its Affiliates to, promptly advise the other Party or its applicable Affiliate, will segregate and hold such funds from any incurrence, remittance or reimbursement in trust for the benefit of the other Party or its Affiliates and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party or its Affiliates.
1.14Books and Records. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to the originals of all Books and Records. Seller will promptly after Closing deliver to Buyer such originals of all Books and Records that are in Seller’s possession. From the Closing until the sixth anniversary of the Closing, Buyer will cooperate, and cause the Company Group to cooperate, in all reasonable respects with Seller’s reasonable requests to view the Books and Records, and will retain (and not destroy) and make available to Seller, during normal business hours, the Books and Records which relate to the period up to and preceding the Closing Date so long as Seller enters into a customary confidentiality agreement.

Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to provide access to any such Books and Records to Seller to the extent Buyer determines, in its reasonable discretion, that (i) such access would eliminate any attorney-client or other legal privilege available to Buyer, any Company Group member or any of their respective Affiliates or (ii) such access would contravene any applicable Legal Requirement or result in the breach of any confidentiality obligation of Buyer, any Company Group member or any of their respective Affiliates.
1.15Publicity. Except as required by a court of competent jurisdiction, pursuant to any listing agreement with the NYSE or any other national securities exchange or by applicable Legal Requirements, including applicable securities laws and regulations, and except for disclosures required to be made in the financial statements of Buyer or any of its Affiliates or in publicly filed documents necessary to effect the Transactions and the other Transaction Documents, none of the Parties nor any of their Affiliates will, without the prior consent of the other Party (which will not be unreasonably withheld, conditioned or delayed), make any public statement or any public announcement or press release with respect to the Transactions. The obligations of the Parties under this Section 7.8 shall not preclude a Party or its Affiliates from disclosing information to their respective investors, beneficial owners or representatives or as such Party or its Affiliates reasonably deem to be appropriate in connection with fund raising, financing and marketing activities undertaken by such Party or its Affiliates (provided that the receiving parties are advised of the confidential nature thereof and agree to hold such information confidential in accordance with the foregoing or are otherwise bound by obligations of confidentiality to such Party or its Affiliates).
1.16R&W Insurance Policy. The parties hereto acknowledge that, as of the date hereof, Buyer has obtained a binder to the R&W Insurance Policy, attached hereto as Exhibit C. All costs and expenses related to the R&W Insurance Policy will be borne by Buyer except for the portion of the fees included in the Estimated Closing Statement that Seller will bear. Seller shall use commercially reasonable efforts to cooperate as requested by the Company in connection with any claim under the R&W Insurance Policy. Buyer will comply in all material respects with its obligations under the R&W Insurance Policy to the extent compliance affects Seller’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, none of the Seller Related Parties shall be entitled to any proceeds from the R&W Insurance Policy without the prior written consent of Buyer.
1.17Lock-Up of Closing Adjustment Shares and Indemnity Shares.
(j)Seller hereby irrevocably agrees, without the prior written consent of Buyer, except to the extent expressly permitted pursuant to the terms of the Registration Rights Agreement, not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person at any time in the future of) any Closing Adjustment Shares or Indemnity Shares, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any such Closing Adjustment Shares or Indemnity Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any such Closing Adjustment Shares or Indemnity Shares, as applicable, or other equity interests, other securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing.
(k)The restrictions set forth in Section 7.10(a) shall terminate with respect to a Closing Adjustment Share upon the removal of the Contract Legend for such Closing Adjustment Share by the Transfer Agent pursuant to Section 3.3.

(l)The restrictions set forth in in Section 7.10(a) shall terminate with respect to an Indemnity Share upon the removal of the Indemnity Legend for such Indemnity Share by the Transfer Agent pursuant to Section 8.6.
1.39D&O Matters.
(m)Buyer agrees and acknowledges that the Company Group provides certain exculpation and indemnification protection under the Organizational Documents of the Company Group (collectively, the “D&O Protection”) to officers and directors of the Company Group (each, a “Protected Person”). Beginning on the Closing Date and continuing until the sixth anniversary of the Closing Date, unless required by applicable Legal Requirements, Buyer will not, and will not permit any Company Group member or any of its Subsidiaries or Affiliates to, amend, repeal or modify in a manner adverse to the beneficiary thereof any D&O Protections in the Organizational Documents of the Company Group, in each case, as it relates to any Protected Person or any acts, omissions, circumstances or events existing or occurring prior to the Closing, without the written consent of such affected Protected Person.
(n)Prior to the Closing, Seller shall have purchased a customary six-year “tail” directors’ and officers’ liability insurance policy to be effective as of the Closing (the “Tail Policy”) that provides an extended claims period for the coverage currently provided under any directors’ and officers’ liability insurance policy maintained by the Company Group, 50% of the costs of which will be a Transaction Cost, and the remaining 50% of the costs of which will be paid by Buyer. From and after the Closing, Buyer will not (and will cause each member of the Company Group and each of its Subsidiaries and Affiliates not to) cancel (or permit to be canceled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation of the Tail Policy.
(o)If Buyer, any member of the Company Group, or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person, and Buyer or such member of the Company Group will not be the continuing or surviving entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Buyer or such member of the Company Group, as the case may be, will satisfy the obligations of Buyer set forth in this Section 7.11.
(p)The provisions of this Section 7.11 will survive the Closing and (i) are intended to be for the benefit of, and will be enforceable by, each Protected Person and his or her successors, heirs and representatives and will be binding on all successors and assigns of Buyer and the Company Group and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
1.1Employees; Contractors.
(q)Except as otherwise provided herein, commencing on the Closing Date and continuing through the earlier of (i) the date that is 12 months following the Closing Date, and (ii) the date that an employee of the Company Group is no longer employed by Buyer or any of its Subsidiaries, Buyer shall provide, or cause to be provided, to each employee of the Company Group a rate of pay that includes annual base salary or an hourly wage rate (as applicable), other compensation and such other employee benefits that are no less favorable, in the aggregate, than those that are provided to each such employee by the Company Group as of immediately prior to the Closing. Notwithstanding the foregoing, in the event an industry downturn or other economic circumstances negatively impact Buyer and its Subsidiaries, the compensation and employee benefits provided to employees of the Company Group may be reduced as part of a generally applicable reduction in salary or other compensation or benefits that applies in the same manner to other similarly situated employees of Buyer or its Subsidiaries that then employ such employee of the Company Group during such period.
(r)With respect to any Buyer Plans (other than any such plan providing a severance, vacation or paid time off benefit) in which any employee of the Company Group will participate following the Closing, Buyer shall, or shall cause its Subsidiaries to use commercially reasonable efforts to, or to cause any third-party insurance carriers to, (i) waive all limitations as to pre-existing condition exclusions, active employment requirements, requirements to show evidence of good health and waiting periods with respect to the employees of the Company Group and their spouses and dependents, if applicable, to the same extent waived under a similar or comparable Company Group Plan in which such employee of the Company Group participated immediately before the Closing Date and (ii) cause each such Buyer Plan in which any employee of the Company Group may participate to provide each employee of the Company Group with credit for any co-payments or deductibles paid prior to the Closing Date under the applicable Company Group Plan in satisfying any deductible requirements or out of pocket limits under the Company Group Plan for the plan year in which participation in such Buyer Plan commences.
(s)Buyer shall cause to be provided to each employee of the Company Group credit for prior service with the Company Group to the extent such service would be recognized if it had been performed as an employee of Buyer or its Subsidiaries for purposes of eligibility to participate, vesting and level of benefits calculated in each defined contribution retirement and welfare benefit plan or program of Buyer, if any, and excluding any plan providing severance benefits, vacation, or paid time off, in which such employees of the Company Group are eligible to participate after the Closing Date to the same extent as such employee of the Company Group was entitled, before the Closing Date, to credit for such service under the corresponding Company Group Plan, if any; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. Buyer shall provide, or cause to be provided, to each employee of the Company Group vacation or paid time off benefits as are provided to each such employee by the Company Group as of immediately prior to the Closing.
(t)The Parties acknowledge and agree that no provision of this Agreement shall be construed to: (i) create any third-party beneficiary rights in any current or former employee, director or consultant of the Company Group (ii) create any right to any compensation or benefits whatsoever on the part of any employee of the Company Group or other future, present or former employee of the Company Group, its Subsidiaries, its Affiliates, Buyer, or its Affiliates; (iii) guarantee employment for any period of time or preclude the ability of Buyer to terminate any employee of the Company Group, independent contractor or other individual service provider for any reason at any time; (iv) require Buyer to continue any Buyer Plan, or other employee compensation or benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Closing Date; or (v) constitute an amendment to any Plan or other employee benefit or compensation plan or arrangement.
Article VIII
INDEMNIFICATION
1.1Indemnification of the Buyer Indemnified Parties. From and after the Closing, Seller will indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses from Third-Party Claims (as defined below) arising out of or relating to a breach of

Section 5.18; provided, notwithstanding the foregoing, Seller will not have any liability under this Article VIII until the Buyer Indemnified Parties have suffered $100,000.
1.2Indemnification Procedures.
(a)Promptly following receipt by a Buyer Indemnified Party of written notice by a third party (including any Governmental Authority) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding from such third party with respect to which such Buyer Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), Buyer will provide written notice thereof to Seller; provided, the failure to so notify Seller will not limit the Buyer Indemnified Party’s right to indemnification under this Article VIII unless, and only to the extent that, such failure to so notify Seller materially prejudices the defense of such claim. Such notice will describe the Third-Party Claim in reasonable detail, subject to the first proviso to this Section 8.2(a) and include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained. Seller will have the right, upon written notice delivered to Buyer within 30 days thereafter (which notice shall set forth Seller’s agreement to indemnify Buyer with respect to all elements of such Third-Party Claim to the extent it is ultimately determined that Seller’s indemnification obligations under this Article VIII applies to such Loss), to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to Buyer and the payment of the fees and disbursements of such counsel. Notwithstanding the foregoing, Seller may not assume the defense of a Third-Party Claim if (i) it is reasonably likely that the dollar amount of Buyer’s exposure to such Loss would exceed the product of the Indemnity Shares comprising the Indemnity Shares Balance and the Closing VWAP or (ii) a legal conflict of interest exists between Seller and the applicable Buyer Indemnified Party in connection with the defense of such Third-Party Claim that cannot be resolved through customary waivers (“Litigation Conditions”). In the event, however, that Seller declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to Buyer, in either case within such 30-day period, or if Seller is not entitled to assume the defense of the Third-Party Claim in accordance with the preceding sentence, then any Losses will include the reasonable and documented out-of-pocket fees and disbursements of counsel for Buyer as incurred if ultimately determined that Seller is responsible for the underlying Losses arising from such claim. If, after Seller has assumed the defense of a Third-Party Claim as provided in this Section 8.2(a), (A) any of the Litigation Conditions come into existence or (B) Seller fails to take reasonable steps necessary to defend diligently such Third-Party Claim, Buyer may assume its own defense, and any Losses will include the reasonable and documented out-of-pocket fees and disbursements of counsel for Buyer as incurred if ultimately determined that Seller is responsible for the underlying Losses arising from such claim. Buyer or Seller, whichever is not assuming the defense of such Third-Party Claim, will have the right to participate in such matter and to retain its own counsel at such Person’s own expense. Buyer or Seller (as the case may be) will at all times use reasonable efforts to keep Seller or Buyer (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter, including making available to the other Party records relating to such Third-Party Claim that is not a R&W Insurance Covered Claim; provided, however, that neither Party nor their Affiliates will be obligated to provide the other Party with access to any books or records (including personnel files) where such access would or could reasonably be expected to, based on advice of counsel, (x) result in the waiver of any attorney client privilege, (y) create any liability under applicable law or (z) violate any obligation with respect to confidentiality; provided, further, that in the case of each of the immediately foregoing clauses (x), (y) and (z), the Party withholding such information will inform the other Party of the general nature of the document or information being withheld and reasonably cooperate with the other Party and its representatives to provide such documentation or information in a manner that would not result in violation of law or the loss or waiver of such privilege or could otherwise be redacted to mitigate any concerns around the sharing of the competitively sensitive information.
(b)Buyer may not settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of Seller (which may not be unreasonably withheld, conditioned or delayed). Seller may not, without the prior written consent of Buyer, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (i) includes a customary release of Buyer, the Company Group and their respective officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing on behalf of Buyer, any member of the Company Group or any of their respective Affiliates, (iii) does not contain any equitable order, judgment or term that in any manner interferes with the business of Buyer, any member of the Company Group or any of their respective Affiliates and (iv) does not require any payment by Buyer, any member of the Company Group or any of their respective Affiliates.
1.3Survival. All claims for indemnification under this Article VIII must be asserted no later than the Indemnity Shares Release Date. Claims asserted after the Shares Release Date will be barred and will be without force or effect. If, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, Seller has been properly notified of a claim for indemnity hereunder in accordance with this Article VIII and such claim has not been finally resolved or disposed of at such date, such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.
1.4Sources of Recovery.
(a)If a Buyer Indemnified Party is entitled to indemnification under this Article VIII for any Losses, such Buyer Indemnified Party will be entitled to recover such Losses solely as follows:
(i)first, from the Indemnity Shares Balance, a number of Indemnity Shares, rounded up to the nearest whole share, equal to the aggregate amount of such Losses divided by the Closing VWAP; and
(ii)second, from the R&W Insurance Policy.
(a)Subject to Section 9.13, Seller’s liability for all Losses under this Article VIII shall be limited to the Indemnity Shares.
1.5Indemnity Shares Offset Procedures. Any indemnity amount payable by Seller for Losses in accordance with this Article VIII shall be paid, if and to the extent any Indemnity Shares Balance remains, by deducting from the Indemnity Shares Balance a number of Indemnity Shares, rounded up to the nearest whole share, equal to the aggregate amount of such Losses, divided by the Closing VWAP. Buyer shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to cancel and retire the surrendered Indemnity Shares. Buyer and Seller shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the surrender of any Indemnity Shares.

1.6Release of Indemnity Shares. On the Indemnity Shares Release Date, Buyer shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from a number of the Indemnity Shares equal to (a) the Indemnity Shares Balance, minus (b) a number of Indemnity Shares, rounded to the nearest whole share, equal to (i) a reasonable reserve for any then-unresolved good faith claims for indemnification made pursuant to the terms of this Article VIII, divided by (ii) the Closing VWAP. Following the resolution of any claims for indemnification made pursuant to the terms of this Agreement that are unresolved as of the Indemnity Shares Release Date, Buyer shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Indemnity Legend from any Indemnity Shares Balance and Buyer and Seller shall cause the applicable Transfer Agent Documentation to be delivered to effect the foregoing.
1.7Materiality. Notwithstanding anything to the contrary in this Agreement, for purposes of this Article VIII, materiality qualifications (including the terms “material,” “material adverse effect” or words of similar import or effect) contained in the representations and warranties in Section 5.18 shall be disregarded for purposes of determining whether a breach of any representation or warranty has occurred and calculating the amount of Losses resulting from, any such breach.
1.8Tax Treatment. The Parties agree to treat any payment made pursuant to this Article VIII as an adjustment to the purchase price for the assets of the Company Group for all Tax purposes to the extent permitted by applicable law.
Article IX
MISCELLANEOUS
1.9Assignment. This Agreement and the rights under this Agreement may not be assigned by Buyer without the prior written consent of Seller; provided, Buyer may assign without Seller’s consent the provisions and benefits of this Agreement to any Affiliate or to any transferee of all or substantially all of the Company Group Business. No assignment of any obligations hereunder shall relieve a party of any of its obligations pursuant to this Agreement. This Agreement and the rights hereunder may not be assigned by Seller without the prior written consent of Buyer. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
1.10Notices. Unless otherwise provided in this Agreement, any notice, request, consent, instruction or other document to be given under this Agreement by any Party to another Party will be in writing and delivered personally, by reputable overnight delivery service or other courier, by certified mail, postage prepaid, return receipt requested or sent by email transmission (in the case of email transmission, with copies by overnight courier service or registered mail), and will be deemed given (a) immediately when sent by email between 9:00 A.M. and 6:00 P.M. (Houston, Texas time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Houston, Texas time) on the next Business Day), (b) when received if delivered personally or by overnight delivery service or other courier or (c) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to Seller, addressed to:
New Silvertip Holdco, LLC
9816 East County Road 146
Midland, Texas 79706
Attention: Mike Wood and Greg Highberger
Email: mike.wood@silvertipcompletions.com; gh@lrpartners.com

With a copy to (which shall not constitute notice):
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attn: Bruce C. Herzog; Nick Dhesi
Email: bruce.herzog@lw.com; ramnik.dhesi@lw.com

If to Buyer, addressed to:
ProPetro Holding Corp.
1706 South Midkiff
Midland, Texas 79701
Attention: Trey Wilson; Jody Mitchell
Email: legalnotices@propetroservices.com

With a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
845 Texas Avenue., Suite 4700
Houston, Texas 77002
Attn: Alan Beck; Raleigh Wolfe
Email: abeck@velaw.com; rwolfe@velaw.com
or to such other place and with such other copies as either Seller or Buyer may designate by written notice to the others in accordance with this Section 9.2.
1.11Choice of Law; Jurisdiction; Venue; Jury Waiver. The Parties stipulate that this Agreement has been entered into in the State of Delaware. This Agreement will be construed and interpreted and the rights of the Parties governed by the internal laws of the State of Delaware, without regard to any conflict of law or choice of law principles that would apply the substantive law of another jurisdiction. (A) THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE OR THE DELAWARE COURT OF CHANCERY OF THE STATE OF DELAWARE FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY; AND (B) ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SUITS IN DELAWARE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT HE OR IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.
1.12Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Person or Persons entitled to the benefits thereof only by a written instrument signed by the Person or Persons granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
1.13Expenses. Except as otherwise expressly provided herein (including with respect to Transaction Costs), each Party will each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions.
1.14Completion of Schedules. The listing (or inclusion of a copy) of a document or other item under one schedule to a representation or warranty made in this Agreement will be deemed adequate to disclose an exception to a separate representation or warranty made in this Agreement only if such listing has sufficient detail on its face that it reasonably is clear that such document or other item applies to such other representation or warranty made in this Agreement.
1.15Invalidity. In the event that any one or more of the provisions set forth in this Agreement or in any other instrument referred to in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any other such instrument.
1.16Third-Party Beneficiaries. Except for Section 7.11, this Agreement is solely for the benefit of (a) the Parties and their successors and assigns permitted under this Agreement, (b) Buyer Related Parties with respect to Section 7.1 and (c) the Non-Recourse Parties with respect to Section 9.9, no provisions of this Agreement will be deemed to confer upon any other Person any remedy, Claim, liability, reimbursement, cause of action or other right except as expressly provided in this Agreement.
1.17Non-Recourse. Except in the event of Fraud, this Agreement and the Transaction Documents may only be enforced against, and any claim or suit based upon, arising out of, or related to this Agreement or the Transactions Documents, or the negotiation, execution or performance of this Agreement or the Transaction Documents, may only be brought against the named parties to this Agreement or the Transaction Documents, as applicable, and then only with respect to the specific obligations set forth herein or therein with respect to the named parties to this Agreement or such Transaction Document (in all cases, as limited by the provisions of this Section 9.9). Except in the event of Fraud, no Person who is not a named party to this Agreement or any Transaction Document, including any past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, member, Affiliate, agent, attorney or representative of Buyer, the Company Group, Seller or any of their respective Affiliates (each a “Non-Recourse Party”), will have or be subject to any Liability or indemnification obligation (whether in contract or in tort) under this Agreement or such Transaction Document, it being expressly agreed and acknowledged that except in the event of Fraud no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party for any Liabilities arising under, in connection with or related to this Agreement or any Transaction Document (including any representation or warranty made in or in connection with this Agreement or any Transaction Document) or for any claim based on, in respect of, or by reason of this Agreement or any Transaction Document or its negotiation or execution; and each party hereto waives and releases all such Liabilities against any Non-Recourse Parties. Except in the event of Fraud, each Party agrees not to assert or threaten to assert any claim with respect to, arising from or related to the Transaction, this Agreement or the negotiation, execution or performance of this Agreement against any Non-Recourse Party and hereby irrevocably waives any and all claims against any Non-Recourse Party, whether arising by statute or based on theories of equity, agency, control, instrumentality, alter ego, dominion, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, in each case, with respect to, arising from or related to the Transaction, this Agreement or the negotiation, execution or performance of this Agreement.
1.18No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.
1.19Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
1.20Waiver of Conflicts. Recognizing that Latham & Watkins LLP (“L&W”) has acted as legal counsel to Seller, certain of the equity holders of Seller (the Company Group and certain of their respective Affiliates) prior to the Closing, and that L&W intends to act as legal counsel to Seller, certain of the equity holders of Seller and certain of their respective Affiliates (including after the Closing), Buyer (including on behalf of the Company Group following the Closing) hereby waives and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with L&W representing Seller, any equity holder of Seller (including) or any of its Affiliates after the Closing as a result of L&W representing the Company Group prior to the Closing. In addition, all communications involving attorney-client confidences between Seller, any equity holder of Seller (including) or any of their respective Affiliates that relate primarily to the negotiation, documentation and consummation of the transactions contemplated hereby will be deemed to be attorney-client confidences that belong solely to such Person and its Affiliates (and not to the Company Group). Accordingly, none of the members of the Company Group will have the right to access to any such communications, or to the files of L&W relating to such engagement, whether or not the Closing has occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) Seller or the applicable equity holder of Seller and its Affiliates (and not the Company Group) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of the members of the Company Group will be a holder thereof, (b) to the extent that the files of L&W in respect of such engagement constitute property of the client, only Seller or the applicable equity holder of Seller and its Affiliates (and not the Company Group) will hold such property rights and (c) L&W will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company Group by reason of any attorney-client relationship between L&W and any member of the Company Group. Notwithstanding anything to the contrary contained in the foregoing, if a dispute arises between Buyer or any member of the Company Group and a third party (other than a Party or any of their respective Affiliates) after the Closing, the applicable member of the

Company Group may assert the attorney-client privilege to prevent disclosure of confidential communications by L&W to such third party; provided, neither Buyer nor any member of the Company Group may waive such privilege without the prior written consent of Seller.
1.21Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement shall limit or restrict claims or remedies for Fraud.
1.22Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
1.23Entire Agreement; Amendments. This Agreement, together with all Exhibits and Schedules hereto, and the other Transaction Documents constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all Parties.
(Remainder of page intentionally left blank. Signature pages follow.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

BUYER:

PROPETRO HOLDING CORP.,
a Delaware corporation

By:    /s/ Samuel D. Sledge
Name:    Samuel D. Sledge
Title:    Chief Executive Officer

    Signature Page to Purchase and Sale Agreement

SELLER:

NEW SILVERTIP HOLDCO, LLC,
a Delaware limited liability company

By:    /s/ William Michael Wood
Name:    William Michael Wood
Title:    President

    Signature Page to Purchase and Sale Agreement

Exhibit A
DEFINED TERMS
“AAA” is defined in Section 3.2(b).
“Accounting Methodology” is defined in Section 3.1.
“Act of Bankruptcy” means with respect to Buyer or the Company Group, if Buyer or a Company Group member or any respective equity holder, partner, manager or director thereof, as applicable, shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its material debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or (viii) take any entity action for the purpose of effecting any of the foregoing.
“Affiliate” means with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agreed Tax Treatment” is defined in Section 7.5(b)(i).
“Agreement” is defined in the preamble.
“Allocation” is defined in Section 7.5(b)(ii).
“Annual Financial Statements” is defined in Section 5.12(a).
“Applicable Date” means March 22, 2017, the date upon which Buyer consummated its initial public offering of Buyer Common Stock on the NYSE.
“Base Stock Consideration” means 11,571,842 shares of Buyer Common Stock.
“Books and Records” means all books and records primarily pertaining to the Company Group, the Company Group Business and the Company Group Assets, in any media or format, including all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, suppliers lists, personnel records relating to the employees of the Company Group, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans.
“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.
“Buyer” is defined in the preamble.

“Buyer Common Stock” means the Common Stock, par value $0.001 per share, of Buyer.
“Buyer Financial Statements” is defined in Section 6.6(b).
“Buyer Indemnified Parties” means Buyer and its Affiliates (including, following the Closing, the Company Group), and the successors of any of the foregoing.
“Buyer Preferred Stock” means the Preferred Stock, par value $0.001 per share, of Buyer.
“Buyer Related Parties” means, collectively, Buyer, its Affiliates and their respective directors, officers, managers, employees, owners, advisors and representatives.
“Buyer SEC Reports” is defined in Section 6.6(a).
“CAA” means the federal Clean Air Act, as amended.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash” means all cash and cash equivalents (including any certificates of deposit with an original maturity of three months or less), of the Company Group and determined in accordance with GAAP, plus $62,844; provided, that Cash shall not include (a) cash held outside the United States, (b) any cash or cash equivalents that are restricted and will not be immediately available for use after Closing and (c) any amounts reflected in Net Working Capital. For the avoidance of doubt, Cash (i) shall be calculated net of issued but uncleared checks and drafts, (ii) shall include checks and wire transfers and drafts deposited or available for deposit for the account of any member of the Company Group and (iii) shall exclude any cash and cash equivalents held in escrow or as a deposit.
“Cash Adjustment Amount” means $5,000,000.
“Cash Consideration” means $30,000,000.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.
“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, proceedings, governmental investigations or audits and administrative orders.
“Closing” is defined in Section 2.3.
“Closing Adjustment Shares” is defined in Section 2.1(c).
“Closing Date” is defined in Section 2.3.
“Closing Statement Dispute Notice” is defined in Section 3.2(b).
“Closing VWAP” means $10.37.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the recitals.

“Company Group” means the Company and its direct and indirect Subsidiaries.
“Company Group Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by the Company Group or necessary to conduct the Company Group Business.
“Company Group Business” means the business and operations performed by each of the members of the Company Group or other products or services that are functionally equivalent.
“Company Group Intellectual Property” is defined in Section 5.9(a).
“Competing Name” is defined in Section 7.2.
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.
“Contract” means any written or oral contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written (for the avoidance of doubt, the term Contract shall not include any Permit).
“Contract Legend” means the following legend to be placed on the Buyer Common Stock issued to Seller as Closing Adjustment Shares pursuant to Section 2.1(d).
THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER APPLICABLE TO THE CLOSING ADJUSTMENT SHARES AS SET FORTH IN SECTION 7.10 OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF NOVEMBER 1, 2022, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN PROPETRO HOLDING CORP. AND NEW SILVERTIP HOLDCO, LLC, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
“Creditors’ Rights” is defined in Section 4.2.
“D&O Protection” is defined in Section 7.11(b).
“Debt” means, without duplication, any Liability (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the deferred purchase price of property, assets or services to the extent any Company Group member is liable, contingently or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price Liabilities, (iii) in respect of any declared but unpaid dividends or distributions, (iv) all liabilities with respect to letters of credit, performance bonds, surety bonds, bank guarantees, bankers’ acceptances or similar instruments, in each case, to the extent drawn or called as of such time, (v) in respect of interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the Debt referred to above assuming the repayment in full of such Debt as of such time, (vi) in respect of payment obligations due and owing under any interest rate, currency or other hedging agreement, (vii) in respect of any severance payable as a result of a termination of employment of an employee of the Company Group occurring prior to the Closing Date, including the employer portion of any employment or payroll Taxes or other benefit payments arising as a result of any such payments, (viii) in respect of any deferred obligation to pay Taxes pursuant to Section 2302 of the CARES Act (or any corresponding or similar provision of any COVID-19 aid), (ix) to pay off in full any lease that is classified as a finance lease in accordance with GAAP, (x) in respect of any management or advisory fees or similar fees payable to LR-Permian Wireline Holdings, L.P. or any of its Affiliates; (xi) other than indemnification of directors and officers, in respect of any Liability owed to any Seller Related Party and/or any Liability with respect to costs or expenses of any Seller Related Party, and (xii) in respect of indebtedness of the type referred to in the foregoing clauses (i) through (xi) of any Person that is guaranteed by any member of the Company Group or that is secured by any Lien on any property or asset of any member of the Company Group; provided, any item included in Net Working Capital, Transaction Costs or as one of the exclusions listed on Annex I of Exhibit B will not constitute Debt.
“Disputed Items” is defined in Section 3.2(b).
“Employment Agreement” is defined in Section 2.4(g).
“Environmental Authorization” means any license, permit, certificate, order, approval, consent, registration, exemption, variance or other form of permission required from and/or issued by a Governmental Authority pursuant to any Environmental Law.
“Environmental Laws” means all Legal Requirements relating to pollution or protection of human health and safety (to the extent relating to exposure to Hazardous Materials), natural resources or the environment (including ambient air, surface, water, ground water, land surface or subsurface strata), including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials. Environmental Laws include the following: CAA, CERCLA, EPCRA, FIFRA, FWPCA, OPA, OSHA, RCRA, SARA and TSCA.
“EPCRA” means the Emergency Planning and Community Right-to-Know Act of 1986, as amended.
    “Equity Interests” is defined in the recitals.
“ERISA” is defined in Section 5.19(a)(i).
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Estimated Closing Statement” is defined in Section 3.1.
“Estimated Net Debt Amount” is defined in Section 3.1.
“Estimated Net Working Capital” is defined in Section 3.1.
“Estimated Net Working Capital Deficit” means the amount, if any, by which Estimated Net Working Capital is less than the Net Working Capital Threshold.
“Estimated Net Working Capital Excess” means the amount, if any, by which Estimated Net Working Capital is greater than the Net Working Capital Threshold.

“Estimated Stock Consideration” means 10,116,888 shares of Buyer Common Stock, which equals: (i) the Base Stock Consideration; minus (ii) a number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to (A) the Estimated Net Debt Amount, divided by (B) the Closing VWAP; minus (iii) a number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to (A) the Estimated Transaction Costs, divided by (B) the Closing VWAP; minus (iv) a number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to (A) Estimated Net Working Capital Deficit (if any), divided by (B) the Closing VWAP; plus (v) a number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to (A) Estimated Net Working Capital Excess (if any), divided by (B) the Closing VWAP.
“Estimated Transaction Costs” is defined in Section 3.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
“Facilities” is defined in Section 5.5(c).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“FIFRA” means the Federal Insecticide, Fungicide & Rodenticide Act, as amended.
“Final Allocation” is defined in Section 7.5(b)(ii).
“Final Closing Date Balance Sheet” is defined in Section 3.2(a).
“Final Closing Statement” is defined in Section 3.2(a).
“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and non-appealable, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under U.S. state or local or non-U.S. law) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority, (c) a final disposition of a claim for refund, or (d) any agreement between Buyer and Seller which they agree will have the same effect as an item in (a), (b), or (c) for purposes of this Agreement.
“Final Stock Consideration” means (i) the Base Stock Consideration; minus (ii) a number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to (A) the Net Debt Amount, divided by (B) the Closing VWAP; minus (iii) a number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to (A) the Transaction Costs, divided by (B) the Closing VWAP; minus (iv) a number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to (A) the Net Working Capital Deficit (if any), divided by (B) the Closing VWAP; plus (v) a number of shares of Buyer Common Stock, rounded to the nearest whole share, equal to (A) the Net Working Capital Excess (if any), divided by (B) the Closing VWAP. For purposes of this definition, Net Debt Amount, Transaction Costs, Net Working Capital Deficit and Net Working Capital Excess will be finally determined pursuant to Section 3.2(b).
“Financial Statements” is defined in Section 5.12(a).
“FLSA” is defined in Section 5.18(a)(i).

“Fraud” means, a knowing and intentional misrepresentation (a) by Seller solely with respect to the representations and warranties set forth in Article IV and Article V (as each such representation and warranty is qualified by the Disclosure Schedules) or (b) by Buyer solely with respect to the representations and warranties set forth in Article VI (as each such representation and warranty is qualified by the Disclosure Schedules), with the intent of inducing a Party to enter into this Agreement and upon which such Party has reasonably relied; provided, Fraud does not include constructive fraud, equitable fraud, negligent misrepresentation or negligent omission or any other form of fraud premised on recklessness or negligence.
“FWPCA” means the federal Water Pollution Control Act, as amended.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department or agency thereof or any person acting in an official capacity for such Governmental Authority.
“Governmental Authority” means any governmental, quasi-governmental, state, tribal, municipal, regional, provincial, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality (including state-owned or controlled entities), foreign or domestic, or statutory or regulatory body thereof.
“Hazardous Material” means any chemical, product, material, waste or substance that, whether by its nature or its use, is regulated or as to which liability might arise under any Environmental Law, including:
(a)hazardous wastes, as defined in RCRA or in any other Environmental Law;
(b)hazardous substances, as defined in CERCLA or in any other Environmental Law;
(c)toxic substances, as defined in TSCA or in any other Environmental Law;
(d)pollutants or contaminants, as defined in the CAA or the FWPCA, or in any other Environmental Law;
(e)insecticides, fungicides, or rodenticides, as defined in FIFRA or in any other Environmental Law;
(f)petroleum hydrocarbons including natural gas, crude oil, or any components, fractions or derivatives thereof, including, for the avoidance of doubt, wastes resulting from the exploration and production of oil and gas; and
(g)gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde, per- and polyfluoroalykls, NORM, radioactive materials or radon.
“HCERA” is defined in Section 5.19(h).
“Healthcare Reform Laws” is defined in Section 5.19(h).
“Improper Payment Laws” means the FCPA, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of

Foreign Official in International Business Transactions, and any other applicable law regarding anti-bribery or illegal payments or gratuities.
“Indemnity Legend” means the following legend to be placed on the Buyer Common Stock issued to the Seller as Indemnity Shares pursuant to Section 2.1(e):
THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER APPLICABLE TO THE INDEMNITY SHARES AS SET FORTH IN SECTION 7.10 OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF NOVEMBER 1, 2022, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN PROPETRO HOLDING CORP. AND NEW SILVERTIP HOLDCO, LLC, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
“Indemnity Shares” means 130,183 shares of Buyer Common Stock.
“Indemnity Shares Balance” means, as of the applicable date of determination, the balance of Indemnity Shares, as such number of Indemnity Shares may be reduced prior to such date by all disbursements under Section 8.5.
“Indemnity Shares Release Date” means the six-month anniversary of the Closing Date.
“Independent Accountant” is defined in Section 3.2(b).
“Insurance Policies” is defined in Section 5.21.
“Intellectual Property Rights” means all rights in United States and foreign: (a) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (d) trade secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (e) domain names and uniform resource locators and all contractual rights relating to the foregoing; (f) the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing; and (g) moral rights relating to any of the foregoing.
“Interest” means (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.
“Interim Balance Sheet” is defined in Section 5.12(a).
“Interim Financial Statements” is defined in Section 5.12(a).
“Knowledge” or any similar phrase (a) with respect to Seller, means the actual knowledge, after due inquiry, of Mike Wood, James Haest, Kyle Kirk and Greg Highberger and (b) with respect to Buyer, means the actual knowledge, after due inquiry, of Sam Sledge, Adam Munoz, David Schorlemer, and Newton W. Wilson III. In no event will Knowledge encompass constructive, imputed or similar concepts of knowledge.

“L&W” is defined in Section 9.12.
“Leased Equipment” means the equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes, and other rolling stock and each other item of tangible personal property used or held for use by the Company Group in connection with the Company Group Business that is subject to a lease.
“Legal Requirement” means any law, statute, code, ordinance, order, rule, rules of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.
“Liabilities” means any and all debts, liabilities, penalties, fees, commitments, and obligations, of any kind or nature whatsoever, whether accrued or unaccrued, asserted or unasserted, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, action or order from a Governmental Authority and those arising under any Contract.
“Lien” means any lien (statutory or other), assignment (as security), pledge, hypothecation, claim, community or other marital property interest, restriction, easement, right of way, servitude, covenant, encroachment or overlapping of improvements, exception to title, charge, option, preferential purchase right (including any right of first offer or first refusal), security interest, mortgage, deed of trust, encumbrance, or any other security agreement or preferential agreement of any kind or nature whatsoever having substantially all the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).
“Litigation Conditions” is defined in Section 8.2(a).
“Loss” means, collectively, any loss, liability, damages, cost, expense, Tax, judgment, penalty, fine, interest or amount paid in settlement or expenses related to any of the foregoing (including reasonable and documented costs of investigation and out-of-pocket legal and other professional fees and expenses) other than punitive or exemplary damages (except to the extent such punitive or exemplary damages are awarded to or otherwise due to a third party).
“Material Adverse Effect” means any fact, effect, development, occurrence, event, change or circumstance that has had, or is reasonably expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations or condition (financial or otherwise) of the Company Group Business, taken as a whole, or (b) Seller’s ability to consummate the Transactions or otherwise perform its obligations under this Agreement or any other Transaction Documents.
“Material Contract” is defined in Section 5.8(a).
“Net Debt Amount” means an amount (which amount may be positive or negative) equal to (a) the total Debt of the Company Group as of 12:01 AM, Central Time on the Closing Date less (b) Cash held by the Company Group as of 12:01 AM, Central Time on the Closing Date.
“Net Working Capital” means (a) total current assets of the Company Group less (b) total current liabilities of the Company Group, in each case, calculated in accordance with the Accounting Methodology.
“Net Working Capital Deficit” means the amount, if any, by which the Net Working Capital is less than the Net Working Capital Threshold.

“Net Working Capital Excess” means the amount, if any, by which the Net Working Capital is greater than the Net Working Capital Threshold.
“Net Working Capital Threshold” means $20,400,000.
“Non-Recourse Party” is defined in Section 9.9.
“Non-Solicitation Agreement” is defined in Section 2.4(i).
“NORM” means naturally occurring radioactive materials.
“NYSE” means the New York Stock Exchange.
“OPA” means the Oil Pollution Act of 1990, as amended.
“Ordinary Course of Business” means, with respect to a Person, actions taken by such Person only if such actions are customary, consistent in nature, scope and magnitude with the past practices of such Person, and are taken in the ordinary course of the normal, day-to-day operations of such Person, but shall not include actions that are in violation of any Legal Requirement or Contracts to which such Person is a party.
“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.
“OSHA” means the federal Occupational Safety and Health Act, as amended.
“Overpayment” is defined in Section 3.3(a).
“Owned Intellectual Property” is defined in Section 5.9(a).
“Party” and “Parties” are defined in the preamble.
“Permit” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, qualifications, clearances, certificates, waivers, consents, exemptions, variances franchises and similar consents by or of a Governmental Authority and any certification or accreditations by any certifying or accrediting body.
“Permitted Liens” means:
(h)Liens for current period Taxes which are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP;
(i)inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Interim Balance Sheets;

(j)minor defects, irregularities in title, easements, encroachments, easements, rights of way, covenants, conditions, servitudes and similar non-monetary Liens (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (i) have not been, and are not reasonably likely to be, material to the Company Group, taken as a whole or (ii) have not, and are not reasonably likely to, materially impair the use or value of such property as currently used or proposed to be used in connection with the Company Group Business;
(k)Liens affecting a landlord’s interest in any of the real property leased to a Company Group member so long as such Lien does not breach and is not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected);
(l)matters which would be disclosed by an accurate survey or inspection of the Real Property that individually or in the aggregate (i) have not been, and are not reasonably likely to be, material to the Company Group, taken as a whole or (ii) have not, and are not reasonably likely to, materially impair the use or value of such property or value of such property as currently used or proposed to be used in connection with the Company Group Business;
(m)zoning restrictions and any rights reserved to or vested in any Governmental Authority to control or regulate any of the Real Property in any manner, and all applicable laws, rules, regulations and orders with respect thereto that are not violated by the use or occupancy of the Real Property as currently used or proposed to be used in connection with the Company Group Business; and
(n)non-exclusive licenses of Company Group Intellectual Property.
“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government, including any Governmental Authority.
“Personal Information” means any information relating to an identified or identifiable natural person, device or household.
“Personal Property” is defined in Section 5.6(a).
“Plan” and “Plans” are defined in Section 5.19(a).
“PPACA” is defined in Section 5.19(h).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Pre-Closing Tax Return” is defined in Section 7.5(a).
“Private Placement Legend” is defined in Section 2.1(c).
“Protected Person” is defined in Section 7.11(a).
“R&W Insurance Covered Claim” is defined in Section 8.2(a).

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy to be issued pursuant to a binder agreement dated as of the date hereof, by and between Buyer and Dual Transactional Risk.
“RCRA” means the Resource Conservation and Recovery Act, as amended.
“Real Property” is defined in Section 5.5(c).
“Receivables” means all accounts receivable, bills receivable and trade accounts receivable of the Company Group, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.
“Registered Intellectual Property” is defined in Section 5.9(a).
“Registration Rights Agreement” is defined in Section 2.4(f).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.
“Restrictive Covenant Agreement” is defined in Section 2.4(h).
“Restrictive Legend” means the following restrictive legend to be placed on the Buyer Common Stock issued to Seller as Estimated Stock Consideration or pursuant to Section 3.3(b):
THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN ARTICLE III OF THE REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, DATED AS OF NOVEMBER 1, 2022, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN PROPETRO HOLDING CORP. AND NEW SILVERTIP HOLDCO, LLC, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
“Restructuring Agreement” means that certain Restructuring Agreement of even date herewith entered into by the Company, Seller and Silvertip Completion Services, LLC.
“SARA” means the Superfund Amendments and Reauthorization Act of 1986, as amended.
“Scheduled Leases” is defined in Section 5.5(b).
“Scheduled Permits” is defined in Section 5.7.
“Scheduled Personal Property” is defined in Section 5.6(a).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” is defined in the preamble.

“Seller Related Parties” means, collectively, Seller, its Affiliates and their respective directors, officers, managers, employees, owners, advisors, agents and representatives (other than the Company Group and its employees).
“Shares Release Date” means May 1, 2023.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company or other entity a majority of the Interests of which having voting power under ordinary circumstances to elect at least a majority of the board of directors or other Persons performing similar functions is at the time owned or controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, Interests of any other class or classes will have, or might have, voting power by reason of the occurrence of any contingency), (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.
“Surrendered Adjustment Shares” is defined in Section 3.3(a)(i).
“Tail Policy” is defined in Section 7.11.
“Tax” or “Taxes” means any taxes, assessments, fees, and other governmental charges in the nature of a tax and imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge in the nature of a tax, including any interest, penalty, or addition thereto or with respect to any Tax Return, whether disputed or not.
“Tax Proceeding” is defined in Section 7.5(c).
“Tax Return” means any return, report, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information return or other filing relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” is defined in Section 8.2(a).
“Top Customer Contracts” is defined in Section 5.17(b).
“Top Customer Group” is defined in Section 5.17(b).
“Top Customers” is defined in Section 5.25(a).
“Top Suppliers” is defined in Section 5.25(b).
“Transaction Costs” means (i) all fees and expenses payable by the Company Group to the Company Group’s advisors (including legal counsel, financial advisors, accountants and consultants) in connection with the negotiation, execution and delivery of this Agreement, any Transaction Document or the Transactions, in each case, to the extent unpaid as of 12:01 AM on the Closing Date, (ii) all “single trigger” severance, change of control or transaction bonuses, stay or retention bonuses, exit bonuses or similar bonuses that become payable solely as a result of the Closing and not because of any action taken after the Closing (including the employer portion of any employment or payroll Taxes arising as a result of any such payments, regardless of whether or not such amounts are then due and payable or deferred under Section 2302 of the CARES Act (or any similar provision of state or local law)), (iii) 50% of all costs of the R&W Insurance Policy incurred but unpaid as of the Closing, but including the $45,000 underwriting fee paid by Buyer prior to the Closing Date, and (iv) 50% of all costs and expenses of the Tail Policy; provided any item included in Net Working Capital or Debt will not constitute Transaction Costs.
“Transaction Documents” means this Agreement and all other agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Transfer Agent” means American Stock Transfer & Trust Company, LLC.
“Transfer Agent Documentation” means a written instruction letter, a stock medallion guaranty, an incumbency certificate, a completed spreadsheet in the form required by the Transfer Agent or any other documentation required by the procedures of the Transfer Agent to effect a contemplated transaction in the Buyer Common Stock.
“Transfer Taxes” is defined in Section 7.5(e).
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
“TSCA” means the Toxic Substances Control Act, as amended.
“Underpayment” is defined in Section 3.3(c).

EXHIBIT B
ACCOUNTING METHODOLOGY
[Attached]

    B-1

EXHIBIT C
R&W INSURANCE POLICY
[Attached]
    C-1